Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

Peoples financial services corp.

and

FNCB BANCORP, Inc.

_____________________

Dated as of September 27, 2023

TABLE OF CONTENTS

Article I THE MERGER
1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of FNCB Common Stock	2
1.6	Treatment of FNCB Restricted Stock Awards.	3
1.7	Articles of Incorporation of Surviving Corporation	4
1.8	Bylaws of Surviving Corporation	4
1.9	Directors and Officers of Surviving Corporation	5
1.10	Tax Consequences	5
1.11	PFIS Common Stock	5
1.12	Bank Merger	5
Article II EXCHANGE OF SHARES
2.1	PFIS to Make Merger Consideration Available	5
2.2	Exchange of Shares	5
Article III REPRESENTATIONS AND WARRANTIES OF FNCB
3.1	Corporate Organization	8
3.2	Capitalization	10
3.3	Authority; No Violation	11
3.4	Consents and Approvals	12
3.5	Reports	13
3.6	Financial Statements	14
3.7	Broker’s Fees	16
3.8	Absence of Certain Changes or Events	16
3.9	Legal Proceedings	16
3.10	Taxes and Tax Returns	17
3.11	Employees and Employee Benefit Plans	19
3.12	Compliance with Applicable Law	23
3.13	Certain Contracts	23
3.14	Agreements with Regulatory Agencies	25
3.15	Risk Management Instruments	25
3.16	Environmental Matters	26

i

3.17	Investment Securities and Commodities	26
3.18	Real Property	26
3.19	Intellectual Property; Company Systems	28
3.20	Related Party Transactions	29
3.21	State Takeover Laws	30
3.22	Reorganization	30
3.23	Opinion	30
3.24	FNCB Information	30
3.25	Loan Portfolio	31
3.26	Insurance	32
3.27	Subordinated Indebtedness	32
3.28	No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.	32
3.29	No Other Representations or Warranties.	33
Article IV REPRESENTATIONS AND WARRANTIES OF PFIS
4.1	Corporate Organization	34
4.2	Capitalization	34
4.3	Authority; No Violation	36
4.4	Consents and Approvals	37
4.5	Reports	37
4.6	Financial Statements	38
4.7	Broker’s Fees	40
4.8	Absence of Certain Changes or Events	40
4.9	Legal Proceedings	40
4.10	Taxes and Tax Returns	41
4.11	Employees and Employee Benefit Plans	42
4.12	Compliance with Applicable Law	45
4.13	Certain Contracts	46
4.14	Agreements with Regulatory Agencies	48
4.15	Risk Management Instruments	49
4.16	Environmental Matters	49
4.17	Investment Securities and Commodities	49
4.18	Real Property	50
4.19	Intellectual Property; Company Systems	50
4.20	Related Party Transactions	52
4.21	State Takeover Laws	52
4.22	Reorganization	53
4.23	Opinion	53
4.24	Ownership of FNCB Shares	53
4.25	PFIS Information	53
4.26	Loan Portfolio	53
4.27	Insurance	55
4.28	Subordinated Indebtedness	55
4.29	No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.	55

4.30	No Other Representations or Warranties.	55
Article V COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1	Conduct of Businesses Prior to the Effective Time	56
5.2	FNCB Forbearances	56
5.3	PFIS Forbearances	60
5.4	Capital of FNCB Bank	63
5.5	PFIS Bylaws Amendment	63
Article VI ADDITIONAL AGREEMENTS
6.1	Regulatory Matters	64
6.2	Access to Information; Confidentiality	66
6.3	Non-Control	66
6.4	Shareholder Approvals	67
6.5	Legal Conditions to Merger	69
6.6	Stock Exchange Listing	69
6.7	Employee Matters	69
6.8	Indemnification; Directors’ and Officers’ Insurance	73
6.9	Additional Agreements	74
6.10	Advice of Changes	74
6.11	Dividends	74
6.12	Litigation	75
6.13	Corporate Governance	75
6.14	Acquisition Proposals	76
6.15	Public Announcements	78
6.16	Change of Method	78
6.17	Restructuring Efforts	79
6.18	Takeover Statutes	79
6.19	Treatment of FNCB Debt	79
6.20	Operating Functions	79
6.21	Exemption from Liability under Section 16(b)	80
6.22	Post Closing Actions	80
Article VII CONDITIONS PRECEDENT
7.1	Conditions to Each Party’s Obligation to Effect the Merger	80
7.2	Conditions to Obligations of PFIS	81
7.3	Conditions to Obligations of FNCB	82

Article VIII TERMINATION AND AMENDMENT
8.1	Termination	83
8.2	Effect of Termination	86
Article IX GENERAL PROVISIONS
9.1	Nonsurvival of Representations, Warranties and Agreements	88
9.2	Amendment	88
9.3	Extension; Waiver	88
9.4	Expenses	88
9.5	Notices	88
9.6	Interpretation	90
9.7	Counterparts	90
9.8	Entire Agreement	90
9.9	Governing Law; Jurisdiction	91
9.10	Waiver of Jury Trial	91
9.11	Assignment; Third-Party Beneficiaries	91
9.12	Specific Performance	92
9.13	Severability	92
9.14	Confidential Supervisory Information	92
9.15	Delivery by Electronic Transmission	92

Exhibit A – Bank Merger Agreement

Exhibit B – Form of FNCB Support Agreement

Exhibit C – Form of PFIS Support Agreement

Exhibit D-1 – Form of PFIS Bylaws Amendment

Exhibit D-2 – Form of Peoples Bank Bylaws Amendment

Exhibit E – Corporate Governance Matters

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	77
Adjustment Notice	84
affiliate	90
Agreement	1
Assumed FNCB Restricted Stock Award	4
Average Closing Price	85
Bank Merger	1
Bank Merger Agreement	1
Bank Merger Certificate	5
BHC Act	8
BOLI	32
Borrower	31
business day	90
CARES Act	16
Cedar Hill	40
Chosen Courts	91
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	66
Continuing Employees	69
Continuing FNCB Directors	75
Continuing PFIS Directors	75
D.A. Davidson	40
Determination Date	85
DIF	10
DOL	19
Effective Time	2
Election Period	85
Environmental Laws	26
ERISA	19
Exchange Act	15
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	3
FDIC	10
Federal Reserve Board	12
FNCB	1
FNCB 2013 LTIP	10
FNCB Articles	9
FNCB Bank	1
FNCB Benefit Plans	19
FNCB Board Recommendation	67
FNCB Bylaws	9
FNCB Common Stock	3
FNCB Contract	24
FNCB Disclosure Schedule	8
FNCB Equity Plans	10
FNCB ERISA Affiliate	19
FNCB Indemnified Parties	73

v

FNCB Insiders	80
FNCB Leased Real Property	27
FNCB Meeting	67
FNCB Owned Properties	27
FNCB Preferred Stock	10
FNCB PTO Policies	72
FNCB Qualified Plans	19
FNCB Real Estate Leases	27
FNCB Regulatory Agreement	25
FNCB Reports	14
FNCB Restricted Stock Award	3
FNCB Subsidiary	10
FNCB Support Agreements	1
FNCB Systems	28
GAAP	9
Governmental Entity	13
Index Group	85
Index Price	85
Index Ratio	85
Initial Index Price	85
Intellectual Property	28
IRS	19
Joint Proxy Statement	13
knowledge	90
Laws	22
Licensed Intellectual Property	28
Lien	11
Litigation	75
Loan Participation	31
Loans	31
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	65
Merger	1
Merger Consideration	3
Multiemployer Plan	20
Multiple Employer Plan	20
NASDAQ	7
New Certificates	5
New Plans	71

Old Certificate	3
ordinary course	90
ordinary course of business	90
Owned Intellectual Property	28
PAC	2
Pandemic	9
Pandemic Measures	9
PBGC	19
PDOBs	13
Pennsylvania Department	2
Peoples Bank	1
Permitted Encumbrances	27
person	90
PFIS	1
PFIS 2017 Equity Incentive Plan	35
PFIS 2023 Equity Incentive Plan	35
PFIS Advisors	40
PFIS Articles	4
PFIS Benefit Plans	42
PFIS Board Recommendation	67
PFIS Bylaws	34
PFIS Bylaws Amendment	4
PFIS Common Stock	3
PFIS Contract	48
PFIS Disclosure Schedule	33
PFIS Equity Awards	35
PFIS Equity Incentive Plans	35
PFIS ERISA Affiliate	42
PFIS Leased Real Property	50
PFIS Meeting	67
PFIS Owned Properties	50
PFIS Preferred Stock	34
PFIS PTO Policy	72
PFIS Qualified Plan	43
PFIS Ratio	85
PFIS Real Estate Leases	50
PFIS Reports	38
PFIS Subsidiary	34
PFIS Support Agreements	2
PFIS Systems	51
Premium Cap	73
PTO	72
Recommendation Change	67
Regulatory Agencies	13
Representatives	76
Requisite FNCB Vote	12

Requisite PFIS Vote	36
Requisite Regulatory Approvals	65
Restrictive Covenant	21
S-4	13
Sarbanes-Oxley Act	14
SEC	13
Securities Act	14
Significant Subsidiaries	9
SRO	13
Starting Date	85
Starting Price	85
Statement of Merger	2
Stephens	16
Subsidiary	9
Superior Proposal	77
Surviving Corporation	1
Takeover Statutes	30
Tax	18
Tax Return	18
Taxes	18
Terminated Plan	71
Termination Date	83
Termination Fee	86
Termination Notice	84
Total Borrower Commitment	31
Trading Day	85
transactions contemplated by this Agreement	90
transactions contemplated hereby	90

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 27, 2023 (this “Agreement”), by and between Peoples Financial Services Corp., a Pennsylvania corporation (“PFIS”), and FNCB Bancorp, Inc., a Pennsylvania corporation (“FNCB”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of PFIS and FNCB have determined that it is in the best interests of their respective companies and their shareholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which FNCB will, subject to the terms and conditions set forth herein, merge with and into PFIS (the “Merger”), so that PFIS is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, immediately following the consummation of the Merger, FNCB Bank, a Pennsylvania chartered bank and a wholly-owned direct Subsidiary of FNCB (“FNCB Bank”), will merge (the “Bank Merger”) with and into Peoples Security Bank and Trust Company, a Pennsylvania bank and trust company and a wholly-owned Subsidiary of PFIS (“Peoples Bank”), so that Peoples Bank is the surviving entity in the Bank Merger and is a wholly-owned direct Subsidiary of PFIS, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and between Peoples Bank and FNCB Bank, and attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of PFIS and FNCB have approved this Agreement and the transactions contemplated hereby and, in the case of PFIS, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement and, in the case of FNCB, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for PFIS to enter into this Agreement, all of the directors of FNCB have entered into separate Voting and Support Agreements with PFIS, substantially in the form attached hereto as Exhibit B (collectively, the “FNCB Support Agreements”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for FNCB to enter into this Agreement, all of the directors of PFIS have entered into separate Voting and Support Agreements with FNCB, substantially in the form attached hereto as Exhibit C (collectively, the “PFIS Support Agreements”) in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1       The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Associations Code (as amended, the “PAC”), including Chapter 3 of the PAC, the Pennsylvania Entity Transaction Law, 15 Pa. C.S. §3.11 et seq., as amended, at the Effective Time, FNCB shall merge with and into PFIS. PFIS shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. Upon consummation of the Merger, the separate corporate existence of FNCB shall cease.

1.2       Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents at 10:00 a.m., New York City time, on the last business day of the first month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); or (b) at such other date, time or place as PFIS and FNCB may mutually agree in writing after all of such conditions have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

1.3       Effective Time. The Merger shall become effective as set forth in the statement of merger to be filed with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Department”) on the Closing Date (the “Statement of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Statement of Merger and in accordance with the PAC.

1.4       Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the PAC and this Agreement.

1.5       Conversion of FNCB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of PFIS, FNCB or the holder of any securities of PFIS or FNCB:

(a)       Subject to Section 2.2(e), each share of the common stock, $1.25 par value, of FNCB (the “FNCB Common Stock”) issued and outstanding immediately prior to the Effective Time (including each share underlying outstanding FNCB Restricted Stock Awards), except for shares of FNCB Common Stock owned by FNCB or owned by PFIS or FNCB (in each case other than shares of FNCB Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by FNCB or PFIS in respect of debts previously contracted), shall be converted into the right to receive 0.1460 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, $2.00 par value, of PFIS (the “PFIS Common Stock”).

(b)       All of the shares of FNCB Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of FNCB Common Stock) previously representing any such shares of FNCB Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of PFIS Common Stock which such shares of FNCB Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of FNCB Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holders of FNCB Common Stock have the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of PFIS Common Stock or FNCB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give PFIS and the holders of FNCB Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit FNCB or PFIS to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)       Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of FNCB Common Stock owned by FNCB or PFIS (in each case other than shares of FNCB Common Stock (i) held in any employee benefit plans, trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by FNCB or PFIS in respect of debts previously contracted) shall be cancelled and shall cease to exist and no PFIS Common Stock or other consideration shall be delivered in exchange therefor.

1.6      Treatment of FNCB Restricted Stock Awards.

(a)       Except as otherwise agreed between FNCB and PFIS, at or immediately prior to the Effective Time, all restricted stock awards in respect of a share of FNCB Common Stock under the FNCB Equity Plans (each, a “FNCB Restricted Stock Award”) which are outstanding as of the date hereof and remain outstanding as of the Effective Time, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest (subject to applicable Taxes required to be withheld, if any, with respect to such vesting) and shall be converted into, and become exchanged for the Merger Consideration on the same terms as, and shall be treated in the same manner as, all other shares of FNCB Common Stock in accordance with Section 1.5(a). Except as otherwise agreed between FNCB and PFIS or granted by FNCB in an amount and pursuant to such terms consistent with past practice, each FNCB Restricted Stock Award granted after the date hereof and which is outstanding as of the Effective Time shall be converted into Merger Consideration on the same terms as, and shall be treated in the same manner as, all other shares of FNCB Common Stock in accordance with Section 1.5(a), except that such shares shall remain subject to the same restrictions as to transferability and forfeiture set forth in the applicable award agreement (each, an “Assumed FNCB Restricted Stock Award”).

(b)       PFIS shall take all corporation action necessary to reserve for issuance a sufficient number of shares of PFIS Common Stock for delivery upon conversion of the FNCB Restricted Stock assumed in accordance with this Section 1.6(a) and Section 1.5(a). As soon as reasonably practicable after the Effective Time, PFIS shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of PFIS Common Stock subject to such Assumed FNCB Restricted Stock Award and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such Assumed FNCB Restricted Stock Awards remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, PFIS shall administer the FNCB Equity Plans assumed pursuant to this Section 1.6(a) in a manner that complies with Rule 16b-3 under the Exchange Act to the extent the applicable FNCB Equity Plan complied with such rule before the Effective Time.

(c)       At or prior to the Effective Time, FNCB, the Board of Directors of FNCB or the compensation committee of the Board of Directors of FNCB, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the FNCB Restricted Stock Awards consistent with the provisions of this Section 1.6 and (ii) cease any further grants under the FNCB Equity Plans following the Effective Time.

1.7       Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of PFIS (the “PFIS Articles”), as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

1.8       Bylaws of Surviving Corporation. Prior to the Closing Date, PFIS shall take all actions necessary to adopt amendments to the PFIS Bylaws (the “PFIS Bylaws Amendment”) substantially in the form set forth in Exhibit D-1 attached hereto, either as an amendment to the existing PFIS Bylaws or as part of an amendment and restatement thereof in accordance with Section 5.5 of this Agreement, effective as of the Effective Time. At the Effective Time, the PFIS Bylaws Amendment, either as so amended or as amended and restated, in each case consistent with form of Exhibit D-1 attached hereto, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.9       Directors and Officers of Surviving Corporation. Following the Effective Time, the directors and officers of the Surviving Corporation shall be as set forth in Section 6.13 of this Agreement with such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.10       Tax Consequences. It is intended that for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is hereby adopted as the plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g).

1.11       PFIS Common Stock

At and after the Effective Time, each share of PFIS Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of PFIS Common Stock and shall not be affected by the Merger.

1.12       Bank Merger. Immediately following the consummation of the Merger, Peoples Bank and FNCB Bank will consummate the Bank Merger under which FNCB Bank will merge with and into Peoples Bank pursuant to the Bank Merger Agreement and, following the Bank Merger, the separate corporate existence of FNCB Bank shall cease. The Bank Merger shall become effective immediately after the Effective Time. Prior to the Effective Time, FNCB shall cause FNCB Bank, and PFIS shall cause Peoples Bank, to execute such articles of merger and such other documents and certificates as are necessary, required or desirable to make the Bank Merger effective (the “Bank Merger Certificate”) at the times specified in the foregoing sentence.

Article II

EXCHANGE OF SHARES

2.1       PFIS to Make Merger Consideration Available. At or prior to the Effective Time, PFIS shall deposit, or shall cause to be deposited, with an exchange agent designated by PFIS and acceptable to FNCB (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of PFIS Common Stock to be issued to holders of FNCB Common Stock and (b) cash in lieu of any fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) hereof.

2.2       Exchange of Shares.

(a)       As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, PFIS and FNCB shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of FNCB Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of PFIS Common Stock and any cash in lieu of fractional shares which the shares of FNCB Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of PFIS Common Stock to which such holder of FNCB Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of PFIS Common Stock which the shares of FNCB Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)       No dividends or other distributions declared with respect to PFIS Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of PFIS Common Stock which the shares of FNCB Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)       If any New Certificate representing shares of PFIS Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of PFIS Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)       After the Effective Time, there shall be no transfers on the stock transfer books of FNCB of the shares of FNCB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of PFIS Common Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article II.

(e)       Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of PFIS Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to PFIS Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of PFIS. In lieu of the issuance of any such fractional share, PFIS shall pay to each former holder of FNCB Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of PFIS Common Stock on The NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of FNCB Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of PFIS Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)       Any portion of the Exchange Fund that remains unclaimed by the former holders of FNCB Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of FNCB Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of PFIS Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the PFIS Common Stock deliverable in respect of each former share of FNCB Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of PFIS, FNCB, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of FNCB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)       PFIS shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of PFIS Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of FNCB Common Stock or FNCB Restricted Stock Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by PFIS or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of FNCB Common Stock or FNCB Restricted Stock Awards in respect of which the deduction and withholding was made by PFIS or the Exchange Agent, as the case may be.

(h)       In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by PFIS or the Exchange Agent, the posting by such person of a bond in such amount as PFIS or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of PFIS Common Stock and any cash in lieu of fractional shares, and dividends of distributions, deliverable in respect thereof pursuant to this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF FNCB

Except (a) as disclosed in the disclosure schedule delivered by FNCB to PFIS concurrently herewith (the “FNCB Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the FNCB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FNCB that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any FNCB Reports filed by FNCB after January 1, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), FNCB hereby represents and warrants to PFIS as follows:

3.1       Corporate Organization.

(a)       FNCB is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). FNCB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. FNCB is duly licensed or qualified to do business and in good standing and/or subsisting in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing and/or subsisting would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FNCB. As used in this Agreement, “Material Adverse Effect” means, with respect to PFIS, FNCB or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood and agreed that the foregoing in this subclause (E) shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(k), 4.3(b), 4.4 or 4.11(k) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (G) the expenses incurred by FNCB or PFIS in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic; “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the SEC. True and complete copies of the FNCB Amended and Restated Articles of Incorporation, as amended (the “FNCB Articles”), and the FNCB Amended and Restated Bylaws (the “FNCB Bylaws”), as in effect as of the date of this Agreement, have previously been made available by FNCB to PFIS.

(b)       FNCB Bank is a Pennsylvania state chartered nonmember bank, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania. The deposits of FNCB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (the “DIF”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened.

(c)       Each Subsidiary of FNCB (an “FNCB Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing and/or subsisting in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on FNCB and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any FNCB Subsidiary to pay dividends or distributions except, (x) in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities, or (y) as set forth in Section 3.1(c) of the FNCB Disclosure Schedule. Other than FNCB Bank and those Subsidiaries set forth in Section 3.1(c) of the FNCB Disclosure Schedule, there are no FNCB Subsidiaries. True and complete copies of the organizational documents of each FNCB Subsidiary as in effect as of the date of this Agreement have previously been made available by FNCB to PFIS. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of FNCB other than the FNCB Subsidiaries.

3.2       Capitalization.

(a)       As of the date of this Agreement, the authorized capital stock of FNCB consists of 50,000,000 shares of FNCB Common Stock and 20,000,000 shares of FNCB preferred stock, par value $1.25 per share (the “FNCB Preferred Stock”). As of the date hereof, there are (i) 20,062,760 shares of FNCB Common Stock issued and outstanding, including 282,443 shares of FNCB Common Stock that are unvested as of the date of this Agreement, (ii) no shares of FNCB Common Stock are owned by FNCB, (iii) no shares of FNCB Common Stock reserved, but unissued, under the 2013 FNCB Long-Term Incentive Compensation Plan, as amended (the “FNCB 2013 LTIP”), (iv) 2,435,067 shares of FNCB Common Stock reserved for issuance with respect to outstanding awards under the FNCB 2023 Equity Incentive Plan (collectively, with the FNCB 2013 LTIP, the “FNCB Equity Plans”), (v) no shares of FNCB Preferred Stock outstanding, and (vi) no other shares of capital stock or other equity securities of FNCB issued, reserved for issuance or outstanding. All of the issued and outstanding shares of FNCB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of FNCB may vote. Except as set forth on Section 3.2(a) of the FNCB Disclosure Schedule, no trust preferred or subordinated debt securities of FNCB are issued or outstanding. Other than FNCB Restricted Stock Awards issued prior to the date of this Agreement as set forth in Section 3.2(a) of the FNCB Disclosure Schedule, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in FNCB, or contracts, commitments, understandings or arrangements by which FNCB may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in FNCB, or that otherwise obligate FNCB to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which FNCB is a party or is bound with respect to the voting or transfer of FNCB Common Stock or other equity interests of FNCB, other than the FNCB Support Agreements. Section 3.2(a) of the FNCB Disclosure Schedule sets forth a true, correct and complete list of all FNCB Restricted Stock Awards issued and outstanding under each FNCB Equity Plan specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such FNCB Restricted Stock Award, (C) grant date of each such FNCB Restricted Stock Award, and (D) vesting schedule for each such FNCB Restricted Stock Award. Other than the FNCB Restricted Stock Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of FNCB or any FNCB Subsidiaries) are outstanding.

(b)       FNCB owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the FNCB Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No FNCB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3       Authority; No Violation.

(a)       FNCB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of FNCB. The Board of Directors of FNCB has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of FNCB, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the plan of merger contained herein), (iii) has directed that this Agreement and the transactions contemplated hereby be submitted to FNCB’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that the shareholders of FNCB approve this Agreement (including the Merger and the plan of merger contained herein) and the transactions contemplated hereby and (v) has approved resolutions to the foregoing effect. Except for (i) the approval of the Agreement by the holders of at least 51% of the outstanding FNCB Common Stock at a meeting of the shareholders of FNCB at which a quorum exists (the “Requisite FNCB Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of FNCB Bank, and the approval of the Bank Merger Agreement by FNCB as the sole shareholder of FNCB Bank and (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to FNCB’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of FNCB are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FNCB and (assuming due authorization, execution and delivery by PFIS) constitutes a valid and binding obligation of FNCB, enforceable against FNCB in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)       Neither the execution and delivery of this Agreement by FNCB nor the consummation by FNCB of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by FNCB with any of the terms or provisions hereof, will (i) violate any provision of the FNCB Articles or the FNCB Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNCB or any of its Subsidiaries or any of their respective properties or assets or (y) except as set forth in Section 3.3(b)(ii)(y) of the FNCB Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNCB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNCB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FNCB.

(c)       The Board of Directors of FNCB Bank has approved the Bank Merger Agreement. FNCB, as the sole shareholder of FNCB Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by FNCB Bank and (assuming due authorization, execution and delivery by Peoples Bank) constitutes a valid and binding obligation of FNCB Bank, enforceable against FNCB Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the Pennsylvania Department of Banking and Securities (the “PDOBS”) and approval of such applications, filings and notices, (e) such other banking Laws as may be required in connection with the transactions contemplated hereby, and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of FNCB’s shareholders and PFIS’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by PFIS in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (g) the filing of the Statement of Merger with the Pennsylvania Department pursuant to the PAC, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFIS Common Stock pursuant to this Agreement and the approval of the listing of such PFIS Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by FNCB of this Agreement, (ii) the consummation by FNCB of the Merger and the other transactions contemplated hereby, (iii) the execution and delivery by FNCB Bank of the Bank Merger Agreement or (iv) the consummation by FNCB Bank of the Bank Merger. As of the date hereof, FNCB is not aware of any reason why the necessary approvals and consents from the applicable Governmental Entities will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

3.5       Reports.

(a)       Except as set forth on Section 3.5(a) of the FNCB Disclosure Schedule, FNCB and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) – (vi), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FNCB. Subject to Section 9.14, except as set forth on Section 3.5(a) of the FNCB Disclosure Schedule (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of FNCB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNCB, investigation into the business or operations of FNCB or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FNCB or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FNCB or any of its Subsidiaries since January 1, 2020, in the case of each of clauses (i) through (iii), which is or would reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, on FNCB.

(b)       An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by FNCB to the SEC since December 31, 2020 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “FNCB Reports”) is publicly available. No such FNCB Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all FNCB Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of FNCB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the FNCB Reports.

3.6       Financial Statements.

(a)       The financial statements of FNCB and its Subsidiaries included (or incorporated by reference) in the FNCB Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of FNCB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of FNCB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FNCB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2020, no independent public accounting firm of FNCB has resigned (or informed FNCB that it intends to resign) or been dismissed as independent public accountants of FNCB as a result of, or in connection with, any disagreements with FNCB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of FNCB Bank included in the consolidated reports of condition and income (call reports) of FNCB Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB, neither FNCB nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of FNCB included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c)       The records, systems, controls, data and information of FNCB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNCB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FNCB. FNCB (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to FNCB, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of FNCB by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to FNCB’s outside auditors and the audit committee of FNCB’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect FNCB’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in FNCB’s internal controls over financial reporting. Any such disclosures were made in writing by management to FNCB’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to PFIS. To the knowledge of FNCB, there is no reason to believe that FNCB’s chief executive officer and chief financial officer will not be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d)       Since January 1, 2020, (i) neither FNCB nor any of its Subsidiaries, nor, to the knowledge of FNCB, any director, officer, auditor, accountant or representative of FNCB or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FNCB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNCB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FNCB or any of its Subsidiaries, whether or not employed by FNCB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNCB or any of its officers, directors, employees or agents to the Board of Directors of FNCB or any committee thereof or, to the knowledge of FNCB, to any director or officer of FNCB.

(e)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB, FNCB has complied with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program administered by the Small Business Administration, including applicable guidance, in connection with its participation in the Paycheck Protection Program.

3.7       Broker’s Fees. With the exception of the engagement of Stephens Inc. (“Stephens”), neither FNCB nor any FNCB Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. FNCB has disclosed to PFIS as of the date hereof the aggregate fees provided for in connection with the engagement by FNCB of Stephens related to the Merger and the other transactions contemplated hereby.

3.8       Absence of Certain Changes or Events.

(a)       Since December 31, 2022, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB.

(b)       Except as set forth on Section 3.8(b) of the FNCB Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2022, FNCB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

3.9       Legal Proceedings.

(a)       Except as set forth in Section 3.9(a) of the FNCB Disclosure Schedule, neither FNCB nor any of its Subsidiaries is a party to any, and there are no pending or, to FNCB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FNCB or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)       There is no injunction, order, judgment, decree, or regulatory restriction imposed upon FNCB, any of its Subsidiaries or the assets of FNCB or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to FNCB and its Subsidiaries, taken as a whole.

3.10       Taxes and Tax Returns.

(a)       Each of FNCB and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)       All material Taxes of FNCB and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of FNCB and its Subsidiaries included (or incorporated by reference) in FNCB Reports (including the related notes, where applicable). Each of FNCB and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)       No claim has been made in writing by any Governmental Entity in a jurisdiction where FNCB or any of its Subsidiaries does not file Tax Returns that FNCB or such subsidiary is or may be subject to taxation by that jurisdiction.

(d)       There are no Liens for Taxes on any of the assets of FNCB or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e)       Neither FNCB nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of FNCB and its Subsidiaries or the assets of FNCB and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f)       Neither FNCB nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) change of, or use of, an improper method of, accounting for a taxable period ending on or prior to the Closing Date.

(g)       Neither FNCB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among FNCB and its Subsidiaries or (ii) a commercial agreement not primarily related to Taxes and entered into in the ordinary course of business that contains agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)). Neither FNCB nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which FNCB was the common parent) or (ii) any liability for the Taxes of any person (other than FNCB or any of its Subsidiaries) arising from the application of Treasury regulation section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h)       Neither FNCB nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(i)       Neither FNCB nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(j)       Neither FNCB nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under both (a) Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and (b) Section 2301 of the CARES Act, or (iii) sought, nor intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(k)       Neither FNCB nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(l)       Neither FNCB nor any of its Subsidiaries uses the reserve method of accounting for bad debts described in Section 585(a)(1) of the Code.

(m)       Neither FNCB nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(n)       Except as set forth on Section 3.10(n) of the FNCB Disclosure Schedule, each of FNCB and its Subsidiaries is an association treated as a corporation under Treasury Regulation section 301.7701-2(b)(2).

(o)       As used in this Agreement, the term “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat and unclaimed property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(p)       As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11       Employees and Employee Benefit Plans.

(a)        Section 3.11(a) of the FNCB Disclosure Schedule sets forth a true, correct and complete list of all FNCB Benefit Plans. For purposes hereof, “FNCB Benefit PlansFNCB Benefit Plans " ” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, written or unwritten, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements with respect to which FNCB or any Subsidiary or any other FNCB affiliate, whether or not incorporated, all of which together with FNCB would be deemed to constitute a “controlled group” within the meaning of Section 4001(a)(14) of ERISA (a “FNCB ERISA Affiliate”), is a party or has any current or future obligation or liability (actual or contingent) or that are sponsored, maintained, contributed to or required to be contributed to by FNCB or any FNCB ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of FNCB or any FNCB ERISA Affiliate.

(b)       FNCB has made available to PFIS true, correct and complete copies of the following documents with respect to each of the FNCB Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements, (iii) where any FNCB Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any (vi) the most recently prepared actuarial report (if applicable) for each of the last three (3) years, (vii) the three (3) most recent years of nondiscrimination testing results and (viii) copies of non-routine material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”) within the prior six (6) years.

(c)       Each FNCB Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code. Neither FNCB nor any FNCB ERISA Affiliate has taken any corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any FNCB Benefit Plan, and neither FNCB nor any FNCB ERISA Affiliate has any knowledge of any plan defect that would qualify for correction under any such program.

(d)       Each FNCB Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “FNCB Qualified Plans”) has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of FNCB, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any FNCB Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. Except as set forth in Section 3.11(d) of the FNCB Disclosure Schedule, no trust funding any FNCB Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)       Each FNCB Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code.

(f)       Neither FNCB nor any FNCB Affiliate has, at any time, contributed to or been obligated to contribute, or has any actual or contingent liability under any (i) plan subject to Title IV of ERISA, the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, (ii) plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iii) plan is subject to Section 413(c) of the Code or that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(g)       Neither FNCB nor any FNCB ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h)       All contributions required to be made to any FNCB Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FNCB Benefit Plan, for any period through the date hereof, have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FNCB.

(i)       There are no pending or, to FNCB’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to FNCB’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against FNCB Benefit Plans, any fiduciaries thereof with respect to their duties to the FNCB Benefit Plans or the assets of any of the trusts under any of the FNCB Benefit Plans that could reasonably be expected to result in any material liability of FNCB or any FNCB ERISA Affiliate to the PBGC, the IRS, the DOL, any FNCB Benefit Plan, any participant in any FNCB Benefit Plan, or any other party.

(j)       Neither FNCB nor any FNCB ERISA Affiliate, nor to FNCB’s knowledge any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the FNCB Benefit Plans or their related trusts, FNCB, any FNCB ERISA Affiliate or any person that FNCB or any FNCB ERISA Affiliate has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)       Subject to Section 1.6 and Section 6.7(h) hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in or cause the vesting, exercisability, forgiveness of indebtedness, delivery or funding of, or increase in the amount or value of, any cash payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of FNCB or any FNCB ERISA Affiliate, or result in any limitation on the right of FNCB or any FNCB ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any FNCB Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by FNCB or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither FNCB nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement (alone or together with any other event) will not cause or require FNCB or any FNCB ERISA Affiliate to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l)       Neither FNCB nor any FNCB ERISA Affiliate has any obligation to provide for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(m)       There are no pending or, to FNCB’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against FNCB or any of its Subsidiaries, or any strikes or other material labor disputes against FNCB or any of its Subsidiaries. Neither FNCB nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of FNCB or any of its Subsidiaries and, to the knowledge of FNCB, there are no organizing efforts by any union or other group seeking to represent any employees of FNCB or any of its Subsidiaries and no employees of FNCB or any of its Subsidiaries are represented by any labor organization.

(n)       To the knowledge of FNCB, no current or former employee or independent contractor of FNCB or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation, (“Restrictive Covenant”) or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to: (i) FNCB or any of its Subsidiaries or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for FNCB or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(o)       Except as set forth in Section 3.11(o) of the FNCB Disclosure Schedule, neither FNCB nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of FNCB or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of FNCB or any of its Subsidiaries. To the knowledge of FNCB, since December 31, 2017, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of FNCB or any of its Subsidiaries, except such allegations for which any claim arising directly from such allegation would be barred under applicable Law.

(p)       To the knowledge of FNCB, no employee of FNCB or any of its Subsidiaries with annual compensation in excess of $100,000 intends to voluntarily terminate his or her employment relationship.

3.12       Compliance with Applicable Law. FNCB and each of its Subsidiaries hold, and have at all times since January 1, 2020, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FNCB, and, to the knowledge of FNCB, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. FNCB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to FNCB or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, the Pennsylvania Banking Code of 1965 and all agency requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Each of FNCB’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of FNCB or any of its Subsidiaries, or to the knowledge of FNCB, no director, officer, employee, agent or other person acting on behalf of FNCB or any of its Subsidiaries has, directly or indirectly, (a) used any funds of FNCB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of FNCB or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of FNCB or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of FNCB or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for FNCB or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for FNCB or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FNCB: (i) FNCB and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of FNCB, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.13       Certain Contracts.

(a)       Except as set forth in Section 3.13(a) of the FNCB Disclosure Schedule, as of the date hereof, neither FNCB nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):

(i)       with respect to the employment of any directors, officers, or employees that requires the payment of more than $100,000 annually in total cash compensation which is not terminable on sixty (60) or fewer days’ notice by FNCB or a Subsidiary without the payment of severance;

(ii)       that, upon the execution or delivery of this Agreement, the FNCB shareholder approval of this Agreement as contemplated hereby or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any cash payment (whether of severance pay or otherwise) becoming due from PFIS, FNCB, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;

(iii)       which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), and, notwithstanding Section 3.13(a) of the FNCB Disclosure Schedule, there is no such material contract other than those documents, agreements or arrangements filed with the FNCB Reports pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(iv)       that contains a non-compete or client or customer non-solicit requirement (which for the avoidance of doubt shall not include any employee non-solicit requirement) or any other provision that materially restricts the conduct of any line of business by FNCB or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

(v)       with or to a labor union or guild (including any collective bargaining agreement);

(vi)       except as required pursuant to Section 1.6, any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vii)       that relates to the incurrence of indebtedness for borrowed money by FNCB or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii)       that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of FNCB or its Subsidiaries;

(ix)       that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $150,000 per annum (other than any such contracts which are terminable by FNCB or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice); or

(x)       that involves aggregate payments or receipts by or to FNCB or any of its Subsidiaries in excess of $150,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by FNCB or any Subsidiary of FNCB of any material penalty.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) whether or not set forth in the FNCB Disclosure Schedule, is referred to herein as a “FNCB Contract”, and neither FNCB nor any of its Subsidiaries has received notice of, any material violation of any FNCB Contract by any of the parties thereto.

(b)       FNCB has made available to PFIS a true, correct and complete copy of each written FNCB Contract and each written amendment to any FNCB Contract. Section 3.13(b) of the FNCB Disclosure Schedule sets forth a true, correct and complete description of any oral FNCB Contract and any oral amendment to any FNCB Contract.

(c)       Each FNCB Contract is valid and binding on FNCB or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on FNCB. Each FNCB Contract is enforceable against FNCB or the applicable Subsidiary and, to the knowledge of FNCB, the counterparty thereto (except as may be limited by the Enforceability Exceptions). FNCB and each of its Subsidiaries has in all material respects performed all material obligations required to be performed by it under each FNCB Contract. To the knowledge of FNCB, each third-party counterparty to each FNCB Contract has in all material respects performed all obligations required to be performed by it under such FNCB Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of FNCB or any of its Subsidiaries under any such FNCB Contract. Neither FNCB nor any Subsidiary of FNCB has received or delivered any notice of cancellation or termination of any FNCB Contract.

3.14       Agreements with Regulatory Agencies. Subject to Section 9.14, neither FNCB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the FNCB Disclosure Schedule, a “FNCB Regulatory Agreement ”), nor has FNCB or any of its Subsidiaries been advised in writing, or to FNCB’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such FNCB Regulatory Agreement, nor does FNCB believe that any such FNCB Regulatory Agreement is likely to be initiated, ordered or requested. FNCB and its Subsidiaries are in compliance in all material respects with each FNCB Regulatory Agreement to which it is a party or is subject. FNCB and its Subsidiaries have not received any notice from any Governmental Entity indicating that FNCB or its Subsidiaries is not in compliance in any material respect with any FNCB Regulatory Agreement.

3.15       Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNCB, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of FNCB, any of its Subsidiaries or for the account of a customer of FNCB or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FNCB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) FNCB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to FNCB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16       Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNCB, FNCB and its Subsidiaries are in compliance, and have complied since January 1, 2020, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of FNCB, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on FNCB or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against FNCB, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB. To the knowledge of FNCB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB. FNCB is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FNCB.

3.17       Investment Securities and Commodities.

(a)       Each of FNCB and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the FNCB Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FNCB or its Subsidiaries. Such securities and commodities are valued on the books of FNCB in accordance with GAAP in all material respects.

(b)       FNCB and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that FNCB believes are prudent and reasonable in the context of such businesses, and FNCB and its Subsidiaries have, since January 1, 2020, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, FNCB has made available to PFIS the material terms of such policies, practices and procedures.

3.18 Real Property.

(a)       Section 3.18(a) of the FNCB Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the real property owned by FNCB and its Subsidiaries (collectively, “FNCB Owned PropertiesFNCB Owned Properties " ”). FNCB has good and marketable title to all FNCB Owned Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2, free and clear of all Liens (except statutory Liens securing payments not yet due, Liens for real property Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith by appropriate proceedings, and Liens of carriers, warehouseman, mechanics and materialmen and other like Liens arising in the ordinary course of business and where the underly obligations are not delinquent, excluding, however, any of which are recorded against the FNCB Owner Properties), easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).

(b)       Section 3.18(b) of the FNCB Disclosure Schedule sets forth as of the date hereof, a true, correct and complete list of all the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which FNCB or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by FNCB or any of its Subsidiaries on the date hereof (collectively, the “FNCB Leased Real Property”), whether in FNCB’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “FNCB Real Estate LeasesFNCB Real Estate Leases " ”). FNCB or its Subsidiaries has valid leasehold interests in the FNCB Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each FNCB Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of FNCB, the lessor, to the knowledge of FNCB, no lessor has made a claim of any breach or default by FNCB or any of its Subsidiaries, and (ii) enforceable against FNCB or the applicable Subsidiary and, to the knowledge of FNCB, the counterparty thereto (except as may be limited by the Enforceability Exceptions). FNCB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each FNCB Real Estate Lease, and to the knowledge of FNCB, each counterparty to each FNCB Real Estate Lease has in all material respects performed all obligations required to be performed by it under such FNCB Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of FNCB or any of its Subsidiaries under any FNCB Real Estate Lease or, to the knowledge of FNCB, no event or condition exists which constitutes, or after notice or lapse of time or both, will constitute a material default on the part of a lessor. FNCB has made available to PFIS a true, correct and complete copy of each written FNCB Real Estate Lease and each written amendment to any FNCB Real Estate Lease.

(c)       Neither FNCB nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any FNCB Owned Property or FNCB Leased Real Property except as set forth in Section 3.18(c) of the FNCB Disclosure Schedule. There are no pending or, to the knowledge of FNCB, threatened condemnation proceedings against the FNCB Owned Property or FNCB Leased Real Property.

3.19       Intellectual Property; Company Systems.

(a)       FNCB and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FNCB, (a) (i) to the knowledge of FNCB, the use of any Owned Intellectual Property by FNCB and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and the use of any Licensed Intellectual Property is in accordance with any applicable license pursuant to which FNCB or any FNCB Subsidiary acquired the right to use any such Licensed Intellectual Property, and (ii) to the knowledge of FNCB, no person has asserted in writing to FNCB that FNCB or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of FNCB, infringing on or otherwise violating, any right of FNCB or any of its Subsidiaries with respect to any Owned Intellectual Property, and (c) FNCB and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Owned Intellectual Property, respectively, by FNCB and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof. “Owned Intellectual Property” means Intellectual Property owned by FNCB or its Subsidiaries necessary for the conduct of its business as currently conducted. “Licensed Intellectual Property” means Intellectual Property licensed by FNCB or its Subsidiaries necessary for the conduct of its business as currently conducted.

(b)       The computer, information technology and data processing systems, facilities and services used by FNCB or any FNCB Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “FNCB Systems ”), are reasonably sufficient for the conduct of the respective businesses of FNCB and FNCB Subsidiaries as currently conducted and FNCB Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of FNCB and FNCB Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNCB. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNCB, to the knowledge of FNCB, since January 1, 2020, no third party has gained unauthorized access to any FNCB Systems owned or controlled by FNCB or any of FNCB Subsidiaries. Since January 1, 2020, FNCB and FNCB Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards that are designed (i) to protect FNCB Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Since January 1, 2020, each of FNCB and FNCB Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and designed to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of FNCB and FNCB Subsidiaries as currently conducted.

(c)       Since January 1, 2020, each of FNCB and FNCB Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures that are designed to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.

(d)       Except as set forth in Section 3.19(d) of the FNCB Disclosure Schedule, Since January 1, 2020, to the knowledge of FNCB, neither FNCB nor any of its Subsidiaries have (i) suffered any material personal data breach or material cybersecurity incident, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to any material breach or alleged material breach of their obligations under Laws related to data protection and/or privacy, (iii) received any written claim, complaint or other communication from any data subject or other person claiming a right to compensation under (or alleging breach of ) any applicable Laws related to data protection and/or privacy or (iv) experienced circumstances that could reasonably be expected to give rise to any of the consequences in the foregoing subclauses (i)-(iii) (inclusive).

3.20       Related Party Transactions. Except as set forth in Section 3.20 of the FNCB Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (i) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (ii) reimbursement of customary and reasonable expenses incurred on behalf of FNCB and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of FNCB made available to PFIS, (iii) benefits due under any FNCB Benefit Plan and (iv) loans that are not disclosed past due, nonaccrual or troubled debt restructurings in the financial statements of FNCB and its Subsidiaries that (x) were made in the ordinary course of business of FNCB or its Subsidiaries, (y) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to FNCB or its Subsidiaries and (z) did not involve more than normal risk of collectability or present other unfavorable features), between or among (a) FNCB or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of FNCB or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding FNCB Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.

3.21       State Takeover Laws. Assuming the accuracy of the representations of PFIS in Section 4.24 of this Agreement, this Agreement, the FNCB Support Agreements, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement comply with (i) the restrictions on transactions with “interested shareholders” (as defined in Section 2538 of the PAC) set forth in Section 2538 of the PAC and (ii) the restrictions on “business combinations” (as defined in Section 2554 of the PAC) set forth in Subchapter F of Chapter 25 of the PAC, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated hereby, or compliance with the terms of this Agreement. Assuming the accuracy of the representations of PFIS in Section 4.24 of this Agreement, no other state takeover or similar statute or regulation (each, including, for the avoidance of doubt, those statutes referred to in clauses (i) and (ii) of this Section 3.21(any such laws, “Takeover Statutes”) including the Pennsylvania Takeover Disclosure Law or Subchapters E, G, H, I or J of Chapter 25 of the PAC, and/or provision of the FNCB Articles, is applicable to this Agreement (other than as set forth herein), the Merger, the other transactions contemplated hereby or compliance with the terms of this Agreement. Assuming the accuracy of the representations of PFIS in Section 4.24 of this Agreement, with respect to the transactions contemplated hereby, no holder of the capital stock of FNCB is entitled to exercise any appraisal rights under the PAC or any similar dissenter’s or appraisal rights.

3.22       Reorganization. FNCB has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23       Opinion. Prior to the execution of this Agreement, the Board of Directors of FNCB has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of FNCB Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24       FNCB Information. The information relating to FNCB and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to FNCB and its Subsidiaries that is provided by FNCB or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain at the date the Joint Proxy Statement and the S-4 is first mailed to FNCB’s shareholders and at the time of the FNCB Meeting any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to PFIS or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.25       Loan Portfolio.

(a)       Except as set forth in Section 3.25(a) of the FNCB Disclosure Schedule, neither FNCB nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans ”) with any borrower (each, a “Borrower”) in which FNCB or any Subsidiary of FNCB is a creditor which as of December 31, 2022, had an outstanding balance plus unfunded commitments, if any (collectively, the “Total Borrower Commitment”), of $100,000 or more and under the terms of which the Borrower was, as of December 31, 2022, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of FNCB or any of its Subsidiaries, or to the knowledge of FNCB, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the FNCB Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of FNCB and its Subsidiaries that, as of December 31, 2022, were classified by FNCB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of FNCB or any of its Subsidiaries that, as of December 31, 2022, is classified as “Other Real Estate Owned” and the book value thereof.

(b)       Section 3.25(b) of the FNCB Disclosure Schedule sets forth a true, correct and complete list, as of December 31, 2022, of each Loan of FNCB or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation” including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c)       Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FNCB, each Loan of FNCB and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of FNCB and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d)       Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on FNCB, each outstanding Loan of FNCB or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of FNCB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)       None of the agreements pursuant to which FNCB or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)       There are no outstanding Loans made by FNCB or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of FNCB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)       Since January 1, 2020, neither FNCB nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26       Insurance.

(a)       FNCB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FNCB reasonably has determined to be prudent and consistent with industry practice, and FNCB and its Subsidiaries are in compliance in all material respects with their insurance policies, each of which is listed in Section 3.26(a) of the FNCB Disclosure Schedule, and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of FNCB and its Subsidiaries, FNCB or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b)       Section 3.26(b) of the FNCB Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by FNCB Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in FNCB Reports in accordance with GAAP.

3.27       Subordinated Indebtedness. FNCB has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 3.27 of the FNCB Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

3.28       No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a)       No FNCB Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b)       No FNCB Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and except as set forth on Section 3.28(b) of the FNCB Disclosure Schedule, no employee of a Subsidiary of FNCB is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

3.29       No Other Representations or Warranties.

(a)       Except for the representations and warranties made by FNCB in this Article III, neither FNCB nor any other person makes any express or implied representation or warranty with respect to FNCB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FNCB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither FNCB nor any other person makes or has made any representation or warranty to PFIS or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to FNCB, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by FNCB in this Article III, any oral or written information presented to PFIS or any of its affiliates or representatives in the course of their due diligence investigation of FNCB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)       FNCB acknowledges and agrees that neither PFIS nor any other person has made or is making any express or implied representation or warranty with respect to PFIS, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF PFIS

Except (a) as disclosed in the disclosure schedule delivered by PFIS to FNCB concurrently herewith (the “PFIS Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the PFIS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by PFIS that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any PFIS Reports filed by PFIS after January 1, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), PFIS hereby represents and warrants to FNCB as follows:

4.1       Corporate Organization.

(a)       PFIS is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and is a bank holding company duly registered under the BHC Act. PFIS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. PFIS is duly licensed or qualified to do business and in good standing and/or subsisting in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing and/or subsisting would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PFIS. True and complete copies of the PFIS Articles and the Amended and Restated Bylaws of PFIS as in effect as of the date of this Agreement (the “PFIS Bylaws”), have previously been made available by PFIS to FNCB.

(b)       Peoples Bank is a Pennsylvania state chartered nonmember bank and trust company, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania. The deposit accounts of each Subsidiary of PFIS that is an insured depository institution are insured by the FDIC through the DIF to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due and no proceedings for the termination of such insurance are pending or threatened.

(c)       Each Subsidiary of PFIS (a “PFIS Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing and/or subsisting in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on PFIS, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of PFIS to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. There are no Subsidiaries of PFIS other than Peoples Bank that have or are required to have deposit insurance. Section 4.1(c) of the PFIS Disclosure Schedule sets forth a true and complete list of all Subsidiaries of PFIS as of the date hereof. True and complete copies of the organizational documents of each PFIS Subsidiary as in effect as of the date of this Agreement have previously been made available by PFIS to FNCB. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of PFIS other than the PFIS Subsidiaries.

4.2       Capitalization.

(a)       As of the date of this Agreement, the authorized capital stock of PFIS consists of 25,000,000 shares of PFIS Common Stock and 500,000 shares of preferred stock, no par value (the “PFIS Preferred Stock”). As of the date hereof, there are (i) 7,040,852 shares of PFIS Common Stock outstanding, (ii) no shares of PFIS Common Stock are owned by PFIS, (iii) 17,364 shares of PFIS Common Stock reserved for issuance with respect to outstanding awards under the PFIS 2017 Equity Incentive Plan (the “2017 PFIS Equity Incentive Plan”), (iv) 96,572 shares of PFIS Common Stock reserved for issuance with respect to outstanding awards under the PFIS 2023 Equity Incentive Plan (the “PFIS 2023 Equity Incentive Plan”), and (v) no shares of PFIS Preferred Stock outstanding. As of the date of this Agreement, there are no other shares of capital stock or other equity or voting securities of PFIS issued, reserved for issuance or outstanding. As used herein, the “PFIS Equity Incentive Plans” means the PFIS 2017 Equity Incentive Plan and the PFIS 2023 Equity Incentive Plan and any such awards issued under the PFIS Equity Incentive Plans are the “PFIS Equity Awards.” All of the issued and outstanding shares of PFIS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of PFIS may vote. Except as set forth on Section 4.2(a) of the PFIS Disclosure Schedule, no trust preferred or subordinated debt securities of PFIS are issued or outstanding. Other than PFIS Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in PFIS, or contracts, commitments, understandings or arrangements by which PFIS may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in PFIS, or that otherwise obligate PFIS to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which PFIS is a party or is bound with respect to the voting or transfer of PFIS Common Stock or other equity interests of PFIS other than the PFIS Support Agreements. Section 4.2(a) of the PFIS Disclosure Schedule sets forth a true, correct and complete list of all PFIS Equity Awards issued and outstanding under each PFIS Equity Incentive Plan specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such PFIS Equity Award, (C) grant date of each such PFIS Equity Award, (D) vesting schedule for each such PFIS Equity Award, (E) exercise price for each such PFIS Equity Award that is an PFIS Stock Option, and (F) expiration date for each such PFIS Equity Award that is an PFIS Stock Option. Other than the PFIS Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of PFIS or any PFIS Subsidiaries) are outstanding.

(b)       PFIS owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the PFIS Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No PFIS Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3       Authority; No Violation.

(a)       PFIS has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of PFIS. The Board of Directors of PFIS has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair to and in the best interests of PFIS, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the plan of merger contained herein), (iii) has directed that the Agreement and the transactions contemplated hereby be submitted to PFIS’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that its shareholders approve this Agreement (including the Merger and the plan of merger contained herein) and the transactions contemplated hereby and (v) has adopted resolutions to the foregoing effect. Except for (i) the approval of the Agreement by a majority of all the votes cast by the holders of outstanding PFIS Common Stock entitled to vote on such matter at a meeting of the shareholders of PFIS at which a quorum exists and (ii) the approval of the issuance of shares of PFIS Common Stock in connection with the Merger as contemplated by this Agreement by a vote of the majority of all votes cast at a meeting of the shareholders of PFIS (collectively, the approvals in clauses (i) and (ii), the “Requisite PFIS Vote”), (iii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Peoples Bank and the approval of the Bank Merger Agreement by PFIS as Peoples Bank’s sole shareholder and (iv) the adoption of resolutions to give effect to the provisions of Section 6.13 in connection with the Closing, no other corporate proceedings on the part of PFIS is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PFIS and (assuming due authorization, execution and delivery by FNCB) constitutes a valid and binding obligation of PFIS, enforceable against PFIS in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of PFIS Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite PFIS Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of PFIS will have any preemptive right or similar rights in respect thereof.

(b)       Neither the execution and delivery of this Agreement by PFIS, nor the consummation by PFIS of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by PFIS with any of the terms or provisions hereof, will (i) violate any provision of the PFIS Articles or PFIS Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PFIS, any of the PFIS Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of PFIS or any of the PFIS Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which PFIS or any of the PFIS Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFIS.

(c)       The Board of Directors of Peoples Bank has approved the Bank Merger Agreement. PFIS, as the sole shareholder of Peoples Bank, has approved the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by Peoples Bank and (assuming due authorization, execution and delivery by FNCB Bank) constitutes a valid and binding obligation of Peoples Bank, enforceable against Peoples Bank in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

4.4       Consents and Approvals. Except for (a) the filing of any required applications, filings and notices with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the PDOBS and approval of such applications, filings and notices, (e) such other banking Laws as may be required in connection with the transactions contemplated hereby, and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement and of the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the Statement of Merger with the Pennsylvania Department pursuant to the PAC, and the filing of the Bank Merger Certificate with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of PFIS Common Stock pursuant to this Agreement and the approval of the listing of such PFIS Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by PFIS of this Agreement, (ii) the consummation by PFIS of the Merger and the other transactions contemplated hereby, (iii) the execution and delivery by Peoples Bank of the Bank Merger Agreement or (iv) the consummation by Peoples Bank of the Bank Merger. As of the date hereof, PFIS is not aware of any reason why the necessary approvals and consents from the applicable Government Entities will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.

4.5       Reports.

(a)       Except as set forth on Section 4.5(a) of the PFIS Disclosure Schedule, PFIS and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFIS. Subject to Section 9.14, (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of PFIS and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of PFIS, investigation into the business or operations of PFIS or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of PFIS or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of PFIS or any of its Subsidiaries since January 1, 2020; in the case of each of clauses (i) through (iii), which is would reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS.

(b)       An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by PFIS to the SEC since December 31, 2019 pursuant to the Securities Act or the Exchange Act (the “PFIS Reports”) is publicly available. No such PFIS Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all PFIS Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of PFIS has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the PFIS Reports.

4.6       Financial Statements.

(a)       The financial statements of PFIS and its Subsidiaries included (or incorporated by reference) in the PFIS Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of PFIS and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of PFIS and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of PFIS and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2019, no independent public accounting firm of PFIS has resigned (or informed PFIS that it intends to resign) or been dismissed as independent public accountants of PFIS as a result of, or in connection with, any disagreements with PFIS on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Peoples Bank included in the consolidated reports of condition and income (call reports) of Peoples Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS, neither PFIS nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of PFIS included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2023, or in connection with this Agreement and the transactions contemplated hereby.

(c)       The records, systems, controls, data and information of PFIS and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PFIS or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PFIS. PFIS (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to PFIS, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of PFIS by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to PFIS’s outside auditors and the audit committee of PFIS’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect PFIS’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PFIS’s internal controls over financial reporting. Any such disclosures were made in writing by management to PFIS’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to FNCB. To the knowledge of PFIS, there is no reason to believe that PFIS’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d)       Since January 1, 2019, (i) neither PFIS nor any of its Subsidiaries, nor, to the knowledge of PFIS, any director, officer, auditor, accountant or representative of PFIS or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of PFIS or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PFIS or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing PFIS or any of its Subsidiaries, whether or not employed by PFIS or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by PFIS or any of its officers, directors, employees or agents to the Board of Directors of PFIS or any committee thereof or, to the knowledge of PFIS, to any director or officer of PFIS.

(e)       Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS, PFIS has complied with all requirements of the CARES Act and the Paycheck Protection Program administered by the Small Business Administration, including applicable guidance, in connection with its participation in the Paycheck Protection Program.

4.7       Broker’s Fees. With the exception of the engagement of Cedar Hill Advisors, LLC (“Cedar Hill”) and D.A. Davidson & Co. (“Davidson” and, together with Cedar Hill, the “PFIS Advisors”), neither PFIS nor any PFIS Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. PFIS has disclosed to FNCB as of the date hereof the aggregate fees provided for in connection with the engagement by PFIS of the PFIS Advisors related to the Merger and the other transactions contemplated hereby.

4.8       Absence of Certain Changes or Events.

(a)       Since December 31, 2022, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS.

(b)       Except as set forth on Section 4.8(b) of the PFIS Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2022, PFIS and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

4.9       Legal Proceedings.

(a)       Except as set forth in Section 4.9(a) of the PFIS Disclosure Schedule, neither PFIS nor any of its Subsidiaries is a party to any, and there are no pending or, to PFIS’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against PFIS or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)       There is no injunction, order, judgment, decree, or regulatory restriction imposed upon PFIS, any of its Subsidiaries or the assets of PFIS or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to PFIS and its Subsidiaries, taken as a whole.

4.10     Taxes and Tax Returns(c) .

(a)       Each of PFIS and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b)       All material Taxes of PFIS and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of PFIS and its Subsidiaries included (or incorporated by reference) in PFIS Reports (including the related notes, where applicable). Each of PFIS and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c)       No claim has been made in writing by any Governmental Entity in a jurisdiction where PFIS or any of its Subsidiaries does not file Tax Returns that PFIS or such subsidiary is or may be subject to taxation by that jurisdiction.

(d)       There are no Liens for Taxes on any of the assets of PFIS or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e)       Neither PFIS nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of PFIS and its Subsidiaries or the assets of PFIS and its Subsidiaries which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f)       Neither PFIS nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non- U.S. Tax law), (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, or (iv) change of, or use of, an improper method of, accounting for a taxable period ending on or prior to the Closing Date.

(g)       Neither PFIS nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement or arrangement exclusively between or among PFIS and its Subsidiaries or (ii) a commercial agreement not primarily related to Taxes and entered into in the ordinary course of business that contains agreements or arrangements relating to the apportionment, sharing, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions)). Neither PFIS nor any of its Subsidiaries has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which PFIS was the common parent) or (ii) any liability for the Taxes of any person (other than PFIS or any of its Subsidiaries) arising from the application of Treasury regulation section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h)       Neither PFIS nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(i)       Neither PFIS nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).

(j)       Neither PFIS nor any of its Subsidiaries has (i) deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act or any “applicable taxes” under IRS Notice 2020-65, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, or (iii) sought, nor intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

(k)       Neither PFIS nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(l)       Neither PFIS nor any of its Subsidiaries uses the reserve method of accounting for bad debts described in Section 585(a)(1) of the Code.

(m)       Each of PFIS and its Subsidiaries is an association treated as a corporation under Treasury Regulation section 301.7701-2(b)(2).

4.11       Employees and Employee Benefit Plans.

(a)       For purposes of this Agreement, “PFIS Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, written or unwritten, and all other material pension, benefit, retirement, bonus, stock option, stock purchase, employee stock ownership, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements with respect to which PFIS or any Subsidiary or any other PFIS affiliate, whether or not incorporated, all of which together with PFIS would be deemed to constitute a “controlled group” within the meaning of Section 4001(a)(14) of ERISA (a “PFIS ERISA Affiliate”) is a party or has or could reasonably be expected to have any current or future obligation or liability (actual or contingent) or that are sponsored, maintained, contributed to or required to be contributed to by PFIS or any PFIS ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of PFIS or any PFIS ERISA Affiliates.

(b)       PFIS has made available to FNCB true, correct, and complete copies of the following documents with respect to each of the PFIS Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements, (iii) where any PFIS Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, (vi) the most recently prepared actuarial report for each PFIS Benefit Plan (if applicable) for each of the last three (3) years, (vii) the three (3) most recent year of nondiscrimination testing results and (viii) copies of non-routine material notices, letters or other correspondence with the IRS, the DOL, or the PBGC within the prior six (6) years.

(c)       Each PFIS Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all laws, including ERISA and the Code. Neither PFIS nor any PFIS ERISA Affiliate has taken any corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any PFIS Benefit Plan, and neither PFIS nor any PFIS ERISA Affiliate has any knowledge of any plan defect that would qualify for correction under any such program.

(d)       Each PFIS Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “PFIS Qualified Plans”) has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of PFIS, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any PFIS Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any PFIS Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)       Each PFIS Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance with the requirements of Section 409A of the Code.

(f)       With respect to each PFIS Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code: (i) no such PFIS Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii)  no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by PFIS or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such PFIS Benefit Plan.

(g)       Neither PFIS nor any PFIS ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and neither PFIS nor any PFIS ERISA Affiliates has incurred any liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan.

(h)       Neither PFIS nor any PFIS ERISA Affiliate sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or their dependents, except as required by Section 4980B of the Code.

(i)       All contributions required to be made to any PFIS Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any PFIS Benefit Plan, for any period through the date hereof, have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of PFIS.

(j)       There are no pending or, to PFIS’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to PFIS’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against the PFIS Benefit Plans, any fiduciaries thereof with respect to their duties to the PFIS Benefit Plans or the assets of any of the trusts under any of the PFIS Benefit Plans that could reasonably be expected to result in any material liability of PFIS or any PFIS ERISA Affiliate to the PBGC, the IRS, the DOL, any PFIS Benefit Plan, any participant in any PFIS Benefit Plan or any other party.

(k)       Neither PFIS nor any PFIS ERISA Affiliate nor, to PFIS’s knowledge, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the PFIS Benefit Plans or their related trusts, PFIS, any PFIS ERISA Affiliate or any person that PFIS or any PFIS ERISA Affiliate has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)       Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in or cause the vesting, exercisability, forgiveness of indebtedness, delivery or funding of, or increase in the amount or value of, any cash payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of PFIS or any PFIS ERISA Affiliate, or result in any limitation on the right of PFIS or any PFIS ERISA Affiliate to amend, merge, terminate or receive a reversion of assets from any PFIS Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by PFIS or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither PFIS nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement (alone or together with any other event) will not cause or require PFIS or any PFIS ERISA Affiliate to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)       Neither PFIS nor any PFIS ERISA Affiliate has any obligation to provide for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n)       There are no pending or, to PFIS’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against PFIS or any of its Subsidiaries, or any strikes or other material labor disputes against PFIS or any of its Subsidiaries. Neither PFIS nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of PFIS or any of its Subsidiaries and, to the knowledge of PFIS, there are no organizing efforts by any union or other group seeking to represent any employees of PFIS and any of its Subsidiaries and no employees of PFIS or any of its Subsidiaries are represented by any labor organization.

(o)       To the knowledge of PFIS, no current or former employee or independent contractor of PFIS or any of its Subsidiaries is in violation in any material respect of any term of any Restrictive Covenant or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to: (i) PFIS or any of its Subsidiaries or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for PFIS or any of its Subsidiaries or (B) the knowledge or use of trade secrets or proprietary information.

(p)       Neither PFIS nor any of its Subsidiaries is party to any settlement agreement with a current or former director or officer, employee or independent contractor of PFIS or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of PFIS or any of its Subsidiaries. To the knowledge of PFIS, since December 31, 2017, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of PFIS or any of its Subsidiaries.

(q)       To the knowledge of PFIS, no employee of PFIS or any of its Subsidiaries with annual compensation in excess of $100,000 intends to terminate his or her employment relationship.

4.12       Compliance with Applicable Law. PFIS and each of its Subsidiaries hold, and have at all times since January 1, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PFIS, and, to the knowledge of PFIS, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. PFIS and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Laws of any Governmental Entity relating to PFIS or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, the Pennsylvania Banking Code of 1965 and all agency requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Each PFIS Subsidiary that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Without limitation, none of PFIS or any of its Subsidiaries, or to the knowledge of PFIS, no director, officer, employee, agent or other person acting on behalf of PFIS or any of its Subsidiaries has, directly or indirectly, (a) used any funds of PFIS or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of PFIS or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of PFIS or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of PFIS or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for PFIS or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for PFIS or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PFIS: (i) PFIS and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of PFIS, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.13       Certain Contracts.

(a)       Except as set forth in Section 4.13(a) of the PFIS Disclosure Schedule, as of the date hereof, neither PFIS nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):

(i)       with respect to the employment of any directors, officers, or employees that requires the payment of more than $100,000 annually in total cash compensation which is not terminable on sixty (60) or fewer days’ notice by PFIS or a Subsidiary without the payment of severance;

(ii)       that, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any cash payment (whether of severance pay or otherwise) becoming due from FNCB, PFIS, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof;

(iii)       which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), and, notwithstanding Section 4.13(a) of the PFIS Disclosure Schedule, there is no such material contract other than those documents, agreements or arrangements filed with the PFIS Reports pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(iv)        that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by PFIS or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business;

(v)       with or to a labor union or guild (including any collective bargaining agreement);

(vi)       any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vii)       that relates to the incurrence of indebtedness for borrowed money by PFIS or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $250,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii)       that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of PFIS or its Subsidiaries;

(ix)       that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $150,000 per annum (other than any such contracts which are terminable by PFIS or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice); or

(x)       that involves aggregate payments or receipts by or to PFIS or any of its Subsidiaries in excess of $150,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by PFIS or any Subsidiary of PFIS of any material penalty.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in PFIS Disclosure Schedule, is referred to herein as a “PFIS Contract”, and neither PFIS nor any of its Subsidiaries has received notice of, any material violation of any PFIS Contract by any of the parties thereto.

(b)       PFIS has made available to FNCB a true, correct and complete copy of each written PFIS Contract and each written amendment to any PFIS Contract. Section 4.13(b) of the PFIS Disclosure Schedule sets forth a true, correct and complete description of any oral PFIS Contract and any oral amendment to any PFIS Contract.

(c)       Each PFIS Contract is valid and binding on PFIS or one of its Subsidiaries, as applicable, and is in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on PFIS. Each PFIS Contract is enforceable against PFIS or the applicable Subsidiary and, to the knowledge of PFIS, the counterparty thereto (except as may be limited by the Enforceability Exceptions). PFIS and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each PFIS Contract. To the knowledge of PFIS, each third-party counterparty to each PFIS Contract has in all material respects performed all material obligations required to be performed by it under such PFIS Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of PFIS or any of its Subsidiaries under any such PFIS Contract. Neither PFIS nor any Subsidiary of PFIS has received or delivered any notice of cancellation or termination of any PFIS Contract.

4.14       Agreements with Regulatory Agencies. Subject to Section 9.14, neither PFIS nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the PFIS Disclosure Schedule, a “PFIS Regulatory Agreement”), nor has PFIS or any of its Subsidiaries been advised in writing, or to PFIS’s knowledge, orally, since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such PFIS Regulatory Agreement, nor does PFIS believe that any such PFIS Regulatory Agreement is likely to be initiated, ordered or requested. PFIS and its Subsidiaries are in compliance in all material respects with each PFIS Regulatory Agreement to which it is a party or is subject. PFIS and its Subsidiaries have not received any notice from any Governmental Entity indicating that PFIS or its Subsidiaries is not in compliance in any material respect with any PFIS Regulatory Agreement.

4.15       Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PFIS, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of PFIS, any of its Subsidiaries or for the account of a customer of PFIS or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of PFIS or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) PFIS and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to PFIS’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16       Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PFIS, PFIS and its Subsidiaries are in compliance, and have complied since January 1, 2019, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of PFIS any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on PFIS or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against PFIS, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS. To the knowledge of PFIS, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS. PFIS is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on PFIS.

4.17       Investment Securities and Commodities.

(a)       Each of PFIS and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the PFIS Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of PFIS or its Subsidiaries. Such securities and commodities are valued on the books of PFIS in accordance with GAAP in all material respects.

(b)       PFIS and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that PFIS believes are prudent and reasonable in the context of such businesses, and PFIS and its Subsidiaries have, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, PFIS has made available to FNCB the material terms of such policies, practices and procedures.

4.18       Real Property.

(a)       PFIS has good and marketable title to all the real property owned by PFIS and its Subsidiaries (collectively, “PFIS Owned Properties”) (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2, free and clear of all Liens except Permitted Encumbrances.

(b)       PFIS or its Subsidiaries has valid leasehold interests in the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which PFIS or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by PFIS or any of its Subsidiaries on the date hereof (collectively, the “PFIS Leased Real Property”), whether in PFIS’s or any of its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “PFIS Real Estate LeasesPFIS Real Estate Leases " ”), free and clear of all Liens, except Permitted Encumbrances. Each PFIS Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of PFIS, the lessor, and to the knowledge of PFIS, no lessor has made a claim of any breach or default by PFIS or any of its Subsidiaries, and (ii) enforceable against PFIS or the applicable Subsidiary and, to the knowledge of PFIS, the counterparty thereto (except as may be limited by the Enforceability Exceptions). PFIS and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each PFIS Real Estate Lease, and to the knowledge of PFIS, each counterparty to each PFIS Real Estate Lease has in all material respects performed all obligations required to be performed by it under such PFIS Real Estate Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of PFIS or any of its Subsidiaries under any PFIS Real Estate Lease or, to the knowledge of PFIS, no event or condition exists which constitutes, or after notice or lapse of time or both, will constitute a material default on the part of a lessor. PFIS has made available to FNCB a true, correct and complete copy of each written PFIS Real Estate Lease and each written amendment to any PFIS Real Estate Lease.

(c)       Neither PFIS nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any PFIS Owned Property or PFIS Leased Real Property. There are no pending or, to the knowledge of PFIS, threatened condemnation proceedings against the PFIS Owned Property or PFIS Leased Real Property.

4.19       Intellectual Property; Company Systems.

(a)       PFIS and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PFIS, (a) (i) to the knowledge of PFIS, the use of any Owned Intellectual Property by PFIS and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and the use of any Licensed Intellectual Property is in accordance with any applicable license pursuant to which PFIS or any PFIS Subsidiary acquired the right to use any such Licensed Intellectual Property, and (ii) to the knowledge of PFIS, no person has asserted in writing to PFIS that PFIS or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of PFIS, infringing on or otherwise violating, any right of PFIS or any of its Subsidiaries with respect to any Owned Intellectual Property, and (c) PFIS and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Owned Intellectual Property, respectively, by PFIS and its Subsidiaries.

(b)       The computer, information technology and data processing systems, facilities and services used by PFIS or any PFIS Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “PFIS Systems”), are reasonably sufficient for the conduct of the respective businesses of PFIS and PFIS Subsidiaries as currently conducted and PFIS Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of PFIS and PFIS Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PFIS. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PFIS, to the knowledge of PFIS, since January 1, 2019, no third party has gained unauthorized access to any PFIS Systems owned or controlled by PFIS or any of PFIS Subsidiaries. Since January 1, 2020, PFIS and PFIS Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards that are designed (i) to protect PFIS Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Since January 1, 2020, each of PFIS and PFIS Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and designed to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of PFIS and PFIS Subsidiaries, as currently conducted.

(c)       Since January 1, 2020, each of PFIS and PFIS Subsidiaries has (i) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures that are designed to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.

(d)       Since January 1, 2020, to the knowledge of PFIS, neither PFIS nor any of its Subsidiaries have (i) suffered any material personal data breach or material cybersecurity incident, (ii) received any written notice, request or other communication from any supervisory authority or any regulatory authority relating to any material breach or alleged material breach of their obligations under Laws related to data protection and/or privacy, (iii) received any written claim, complaint or other communication from any data subject or other person claiming a right to compensation under (or alleging breach of ) any applicable Laws related to data protection and/or privacy or (iv) experienced circumstances that could reasonably be expected to give rise to any of the consequences in the foregoing subclauses (i)-(iii) (inclusive).

4.20       Related Party Transactions. Except as set forth in Section 4.20 of the PFIS Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (i) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (ii) reimbursement of customary and reasonable expenses incurred on behalf of PFIS and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of PFIS made available to FNCB, (iii) benefits due under any PFIS Benefit Plan and (iv) loans that are not disclosed past due, nonaccrual or troubled debt restructurings in the financial statements of PFIS and its Subsidiaries that (x) were made in the ordinary course of business of PFIS or its Subsidiaries, (y) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to PFIS or its Subsidiaries and (z) did not involve more than normal risk of collectability or present other unfavorable features), between or among (a) PFIS or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of PFIS or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding PFIS Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.

4.21       State Takeover Laws. This Agreement, the PFIS Support Agreements, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement comply with (i) the restrictions on transactions with “interested shareholders” (as defined in Section 2538 of the PAC) set forth in Section 2538 of the PAC and (ii) the restrictions on “business combinations” (as defined in Section 2554 of the PAC) set forth in Subchapter F of Chapter 25 of the PAC, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated hereby, or compliance with the terms of this Agreement. No other Takeover Statutes including the Pennsylvania Takeover Disclosure Law or Subchapters E, G, H, I or J of Chapter 25 of the PAC, and/or provision of the PFIS Articles, is applicable to this Agreement (other than as set forth herein), the Merger, the other transactions contemplated hereby or compliance with the terms of this Agreement. No Takeover Statute is applicable to this Agreement, the PFIS Support Agreements, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the PAC or any other Law. With respect to the transactions contemplated hereby, no holder of the capital stock of PFIS is entitled to exercise any appraisal rights under the PAC or any successor statute, or any similar dissenter’s or appraisal rights.

4.22       Reorganization. PFIS has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23       Opinion. Prior to the execution of this Agreement, the Board of Directors of PFIS has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of D.A. Davidson to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to PFIS. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24       Ownership of FNCB Shares. As of the date hereof, neither PFIS, nor, to the knowledge of PFIS, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, any FNCB Common Stock, or (ii) other than as contemplated by the FNCB Support Agreement, is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any FNCB Common Stock. None of PFIS or its Subsidiaries is now, nor at any time within the last three years has been, an “interested shareholder” or an affiliate of an interested shareholder, as such terms are defined in Section 2538 of the PAL.

4.25       PFIS Information. The information relating to PFIS and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to PFIS and its Subsidiaries that is provided by PFIS or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain at the date the Joint Proxy Statement and the S-4 is first mailed to PFIS’s shareholders and at the time of the PFIS Meeting any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to FNCB or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to FNCB or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.26       Loan Portfolio.

(a)       Except as set forth in Section 4.26(a) of the PFIS Disclosure Schedule, neither PFIS nor any of its Subsidiaries is a party to any written or oral (i) Loans with any Borrower in which PFIS or any Subsidiary of PFIS is a creditor which as of December 31, 2022, had an outstanding balance plus unfunded commitments, if any Total Borrower Commitment of $100,000 or more and under the terms of which the Borrower was, as of December 31, 2022, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of PFIS or any of its Subsidiaries, or to the knowledge of PFIS, any affiliate of any of the foregoing. Set forth in Section 4.26(a) of the PFIS Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of PFIS and its Subsidiaries that, as of December 31, 2022, were classified by PFIS as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of PFIS or any of its Subsidiaries that, as of December 31, 2022, is classified as “Other Real Estate Owned” and the book value thereof.

(b)       Section 4.26(b) of the PFIS Disclosure Schedule sets forth a true, correct and complete list, as of December 31, 2022, of each Loan of PFIS or any of its Subsidiaries that is structured as a Loan Participation, including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c)       Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PFIS, each Loan of PFIS and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of PFIS and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d)       Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PFIS, each outstanding Loan of PFIS or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of PFIS and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)       None of the agreements pursuant to which PFIS or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)       There are no outstanding Loans made by PFIS or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of PFIS or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)       Since January 1, 2019, neither PFIS nor any of its Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.27       Insurance.

(a)       PFIS and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of PFIS reasonably has determined to be prudent and consistent with industry practice, and PFIS and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of PFIS and its Subsidiaries, PFIS or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b)       The value of all BOLI owned by Peoples Bank or its Subsidiaries is and has been fairly and accurately reflected in the most recent balance sheet included in PFIS Reports in accordance with GAAP.

4.28       Subordinated Indebtedness. PFIS has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 4.2(a) of the PFIS Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

4.29       No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a)       No PFIS Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b)       No PFIS Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and except as set forth on Section 4.29(b) of the PFIS Disclosure Schedule, no employee of a Subsidiary of PFIS is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

4.30       No Other Representations or Warranties.

(a)       Except for the representations and warranties made by PFIS in this Article IV, neither PFIS nor any other person makes any express or implied representation or warranty with respect to PFIS, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PFIS hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither PFIS nor any other person makes or has made any representation or warranty to PFIS or any of its affiliates or representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to PFIS, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by PFIS in this Article IV, any oral or written information presented to PFIS or any of its affiliates or representatives in the course of their due diligence investigation of PFIS, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)       PFIS acknowledges and agrees that neither FNCB nor any other person has made or is making any express or implied representation or warranty with respect to FNCB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1       Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in either of the FNCB Disclosure Schedule or the PFIS Disclosure Schedule), required by law or as consented to in writing by FNCB, or PFIS, as the case may be (such consent not to be unreasonably withheld, conditioned or delayed), each of FNCB and PFIS shall, and shall cause their respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either FNCB or PFIS to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1, or in Section 5.2 or Section 5.3 (other than Sections 5.2(b), 5.2(e) and 5.3(b) to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1, or in Section 5.2 or Section 5.3.

5.2       FNCB Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the FNCB Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), FNCB shall not, and FNCB shall not permit any of its Subsidiaries to, without the prior written consent of PFIS (such consent not to be unreasonably withheld, conditioned or delayed):

(a)       other than in a manner and amount consistent with the ordinary course of business of FNCB and its Subsidiaries and in accordance with past practice (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of FNCB or any of its wholly-owned Subsidiaries to FNCB or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)       adjust, split, combine or reclassify any capital stock;

(ii)       make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by FNCB at a rate not in excess of $0.09 per share of FNCB Common Stock, (B) dividends paid by any of the Subsidiaries of FNCB to FNCB or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of FNCB Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in the case of clauses (A) and (B), in accordance with past practice and the terms of the applicable award agreements, and in the case of clause (C), the amount required to satisfy the withholding amount for each FNCB Restricted Stock Award set forth on Section 3.2(a) of the FNCB Disclosure Schedule as accelerated pursuant to Section 1.6 hereof;

(iii)       except in the ordinary course of business (including for the avoidance of doubt any awards to newly employed individuals and annual equity awards) or as set forth on Section 5.2(b)(iii) of the FNCB Disclosure Schedule, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of FNCB or any of its Subsidiaries;

(iv)       except in the ordinary course of business or as set forth on Section 5.2(b)(iii) of the FNCB Disclosure Schedule, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of FNCB or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of FNCB or its Subsidiaries, except pursuant to the vesting or settlement of FNCB Restricted Stock Awards in accordance with their terms;

(c)       sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)       except for (i) foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business or (ii) investments in restricted stock of the Federal Home Loan Banks, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of FNCB;

(e)       in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any FNCB Contract or, subject to Section 1.6 hereof, make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to FNCB, or enter into any contract that would constitute a FNCB Contract if it were in effect on the date of this Agreement;

(f)       except as required under the terms of any FNCB Benefit Plan existing as of the date hereof or as set forth on Section 5.2(f) of the FNCB Disclosure Schedule, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a FNCB Benefit Plan if in effect on the date hereof, (ii) amend (whether in writing or orally) any FNCB Benefit Plan, except to comply with applicable law or as contemplated by this Agreement, (iii) increase the compensation or benefits payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for annual base salary or wage increases for employees in the ordinary course of business (including in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees), that do not exceed, with respect to any individual, five percent (5%) of such individual’s base salary or wage rate in effect as of the date hereof, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for bonuses to be awarded with respect to FNCB’s or any of its Subsidiaries’ 2022 and 2023 fiscal years in accordance with the terms set forth in Section 5.2(f) of the FNCB Disclosure Schedule, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, except as provided in Section 1.6, Section 5.2(b)(iii), or Section 5.2(f)(iv) of this Agreement or Section 5.2(f) of the FNCB Disclosure Schedule, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, except as provided in Section 5.2(f) of the FNCB Disclosure Schedule, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $150,000 or to fill a vacancy in any position for an officer or employee or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of FNCB or any of its Subsidiaries;

(g)       settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of FNCB or its Subsidiaries or the Surviving Corporation or (ii) such material claim, suit, action or proceeding where FNCB or its Subsidiaries is the plaintiff;

(h)       take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)       amend its articles of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;

(j)       materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)       implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)       (i) enter into any new line of business or (ii) make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with FNCB Bank’s loan policies and procedures in effect as of the date hereof, provided however, that the prior notification and approval of PFIS is required for any loan made pursuant to this Section (l) that is $5.0 million or greater (consent shall be deemed given unless PFIS objects within 48 hours of receiving a notification from FNCB);

(m)       take any action that is intended or reasonably expected to result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(n)       merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(o)       make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by Law or requested by a Governmental Entity;

(p)       make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $75,000 individually or $300,000 in the aggregate;

(q)       make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, or enter into any closing agreement with respect to any material Tax or refund;

(r)       except as set forth on Section 5.2(r) of the FNCB Disclosure Schedule, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(s)       materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or

(t)       agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3       PFIS Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the PFIS Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), PFIS shall not, and PFIS shall not permit any of its Subsidiaries to, without the prior written consent of FNCB (such consent not to be unreasonably withheld, conditioned or delayed):

(a)       other than in a manner and amount consistent with the ordinary course of business of FNCB and its Subsidiaries and in accordance with past practice (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of PFIS or any of its wholly-owned Subsidiaries to PFIS or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)       adjust, split, combine or reclassify any capital stock;

(ii)       make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by PFIS at a rate not in excess of $0.41 per share of PFIS Common Stock, (B) dividends paid by any of the Subsidiaries of PFIS to PFIS or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of PFIS Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)       except in the ordinary course of business (including for the avoidance of doubt any awards to newly employed individuals and annual equity awards) or as set forth on Section 5.3(b)(iii) of the PFIS Disclosure Schedule, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of PFIS or any of its Subsidiaries;

(iv)       except as in the ordinary course of business or as set forth on Section 5.3(b)(iii) of the PFIS Disclosure Schedule, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of PFIS or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of PFIS or its Subsidiaries, except for the vesting or settlement of PFIS Equity Awards in accordance with their terms.

(c)       sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)       except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of PFIS;

(e)        in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any PFIS Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to PFIS, or enter into any contract that would constitute a PFIS Contract if it were in effect on the date of this Agreement;

(f)       except as required under the terms of any PFIS Benefit Plan existing as of the date hereof or as set forth on Section 5.3(f) of the PFIS Disclosure Schedule, (i) terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director (or any spouse or dependent of such individual) for which any Continuing Employee would otherwise be eligible, (ii) amend (whether in writing or orally) any PFIS Benefit Plan in a manner materially adverse to any Continuing Employee, except to comply with applicable law or as contemplated by this Agreement, (iii) negotiate or enter into any new, or amend any existing, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, except as provided in Section 5.3(f) of the PFIS Disclosure Schedule, or (iv) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $150,000 or to fill a vacancy in any position for an officer or employee;

(g)       settle any material claim, suit, action or proceeding, except (i) in the ordinary course of business in an amount and for consideration not in excess of $100,000 individually or in the aggregate, and that would not impose any material restriction on the business of PFIS or its Subsidiaries or the Surviving Corporation, or (ii) in a material claim, suit, action or proceeding where PFIS is the plaintiff;

(h)       take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)       amend its articles of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;

(j)       materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)       implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)       (i) enter into any new line of business or (ii) make, renegotiate, renew, increase, extend, modify or purchase any Loan, other than in accordance with Peoples Bank’s loan policies and procedures in effect as of the date hereof, provided however, that the prior notification and approval of FNCB is required for any loan made pursuant to this Section (k) that is $5.0 million or greater (consent shall be deemed given unless FNCB objects within 48 hours of receiving a notification from PFIS);

(m)       take any action that is intended or expected to result in any of the representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(n)       merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(o)       make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by Law or requested by a Governmental Entity;

(p)       make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $75,000 individually or $300,000 in the aggregate;

(q)       make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, or enter into any closing agreement with respect to any material Tax or refund;

(r)        make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(s)       materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or

(t)       agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3

5.4       Capital of FNCB Bank. Prior to the Closing, FNCB shall, subject to Section 5.2(h), consider in good faith taking certain actions with respect to the capital of FNCB Bank, which are mutually agreeable to the Chief Executive Officer and President of FNCB and the Chief Executive Officer of PFIS. Without limiting the generality of the foregoing, prior to the Closing, FNCB shall cause FNCB Bank to take the actions set forth on Section 5.4 of the FNCB Disclosure Schedule.

5.5       PFIS Bylaws Amendment. Within thirty (30) calendar days of this Agreement, PFIS shall undertake a review of the current PFIS Bylaws to consider potential amendments thereto, including any recommendations to the PFIS Bylaws proposed by FNCB. PFIS shall use its best efforts to complete such review, and adopt any such amendments as mutually agreed to by PFIS and FNCB, prior to the filing of the Joint Proxy Statement.

Article VI

ADDITIONAL AGREEMENTS

6.1       Regulatory Matters.

(a)       Promptly after the date of this Agreement, FNCB and PFIS shall prepare and file with the SEC the Joint Proxy Statement and PFIS shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement. Prior to filing with the SEC, PFIS will make available to FNCB drafts of the Joint Proxy Statement, Form S-4 and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Joint Proxy Statement, Form S-4 or such other documents and will provide FNCB with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. PFIS will advise FNCB promptly after it receives notice thereof, of (i) the time when the Joint Proxy Statement and Form S-4 have been filed, (ii) in the event the preliminary Joint Proxy Statement and Form S-4 are not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Joint Proxy Statement and Form S-4 are reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Joint Proxy Statement and Form S-4, (v) any request by the SEC for an amendment of the Joint Proxy Statement and Form S-4, (vi) any comments, written or oral, from the SEC relating to the Joint Proxy Statement and Form S-4 and responses thereto and (vii) requests by the SEC for additional information in connection with the Joint Proxy Statement and Form S-4. The parties shall cooperate to promptly respond to any comments of the SEC on the Joint Proxy Statement or Form S-4. Each of PFIS and FNCB shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and PFIS and FNCB shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders, as applicable. PFIS shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FNCB shall furnish all information concerning FNCB and the holders of FNCB Common Stock as may be reasonably requested in connection with any such action.

(b)       The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and, in the case of the regulatory applications to the Federal Reserve Board, the FDIC, and the PDOBS, use their reasonable best efforts to make such filings within sixty (60) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. PFIS and FNCB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to FNCB or PFIS, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. As used in this Agreement, “Requisite Regulatory Approvals means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board, the FDIC, and the PDOBS, and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c)       Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require PFIS or FNCB or any of their respective Subsidiaries, and neither PFIS nor FNCB nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).

(d)       To the extent permitted by applicable law and subject to the terms of Section 9.14 of this Agreement, PFIS and FNCB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of PFIS, FNCB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)       To the extent permitted by applicable law and subject to the terms of Section 9.14 of this Agreement, PFIS and FNCB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2       Access to Information; Confidentiality.

(a)       Upon reasonable notice and subject to applicable laws and the terms of Section 9.14 of this Agreement, each of PFIS and FNCB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, each of PFIS and FNCB shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that PFIS or FNCB, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Notwithstanding the foregoing, neither PFIS nor FNCB nor any of their respective Subsidiaries shall be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement or (y) information where such access or disclosure would violate or prejudice the rights of PFIS’s or FNCB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)       Each of PFIS and FNCB shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality Agreement, dated February 9, 2023, by and between PFIS and FNCB, as amended, restated or otherwise modified (the “Confidentiality Agreement”). PFIS and FNCB hereby agree to extend the Term of the Confidentiality Agreement (as is described in Section 10 thereof) through (i) the Effective Time or (ii) the termination of this Agreement, whichever occurs first.

(c)       No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth herein.

6.3       Non-Control. Nothing contained in this Agreement shall give either PFIS or FNCB, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of PFIS and FNCB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4       Shareholder Approvals.

(a)       Each of FNCB and PFIS shall call, give notice of, convene and hold a meeting of its shareholders, respectively (the “FNCB Meeting” and the “PFIS Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of FNCB, the Requisite FNCB Vote and, in the case of PFIS, the Requisite PFIS Vote, respectively, required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of FNCB and PFIS shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of FNCB and PFIS, as applicable.

(b)       Subject to Section 6.4(c), each of PFIS and FNCB and their respective Boards of Directors shall use their reasonable best efforts to obtain from the shareholders of PFIS and the shareholders of FNCB, respectively, the Requisite PFIS Vote and the Requisite FNCB Vote, respectively, including by communicating to the respective shareholders of PFIS and shareholders of FNCB its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of PFIS, the shareholders of PFIS approve this Agreement and the transactions contemplated hereby (the “PFIS Board Recommendation”) and, in the case of FNCB, that the shareholders of FNCB approve this Agreement and the transactions contemplated hereby (the “FNCB Board Recommendation”). Subject to Section 6.4(c), each of PFIS and FNCB and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the PFIS Board Recommendation, in the case of PFIS, or the FNCB Board Recommendation, in the case of FNCB, (ii) fail to make the PFIS Board Recommendation, in the case of PFIS, or the FNCB Board Recommendation, in the case of FNCB, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the PFIS Board Recommendation, in the case of PFIS, or the FNCB Board Recommendation, in the case of FNCB, in each case within ten (10) business days (or such fewer number of days as remains prior to the PFIS Meeting or the FNCB Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c)       Subject to Section 8.1 and Section 8.2, if the Board of Directors of PFIS or FNCB, after receiving the advice of its outside legal counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the PFIS Board Recommendation or the FNCB Board Recommendation, as applicable, such Board of Directors may, in the case of PFIS, prior to the receipt of the Requisite PFIS Vote submit the Agreement to its shareholders, and in the case of FNCB, prior to the receipt of the Requisite FNCB Vote, submit this Agreement to its shareholders, in each case, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless (i) such action is taken in response to an Acquisition Proposal that is not withdrawn as of the time of taking such action and such Acquisition Proposal constitutes a Superior Proposal and did not result from a breach of Section 6.14, and (ii) such Board of Directors (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal and the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof), (B) during such three (3) business day period, the party taking such action has considered and negotiated (and has caused its Representatives to consider and negotiate) with the other party in good faith (to the extent that such other party desires to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement, and (C) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party (if applicable) and, after receiving the advice of its outside legal counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that (x) it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the PFIS Board Recommendation or FNCB Board Recommendation, as the case may be, and (y) such Acquisition Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new determination and notice period as referred to in this Section 6.4(c).

(d)       Subject to applicable law, PFIS or FNCB shall adjourn or postpone the PFIS Meeting or the FNCB Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of PFIS Common Stock or FNCB Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting PFIS or FNCB, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite PFIS Vote or the Requisite FNCB Vote, and subject to the terms and conditions of this Agreement, FNCB or PFIS, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite FNCB Vote or the Requisite PFIS Vote, respectively; provided however, that neither PFIS nor FNCB shall be required to adjourn or postpone the PFIS Meeting or the FNCB Meeting, as the case may be, more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the FNCB Meeting shall be convened and this Agreement shall be submitted to the shareholders of FNCB at the FNCB Meeting and (y) the PFIS Meeting shall be convened and the Agreement shall be submitted to the shareholders of PFIS at the PFIS Meeting, and nothing contained herein shall be deemed to relieve either PFIS or FNCB of such obligation.

6.5       Legal Conditions to Merger. Subject in all respects to Section 6.1(c) of this Agreement, each of PFIS and FNCB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by PFIS or FNCB or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.6       Stock Exchange Listing.

(a)       PFIS shall cause the shares of PFIS Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

(b)       Prior to the Closing Date, FNCB shall cooperate with PFIS and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of FNCB Common Stock from NASDAQ and the deregistration of FNCB Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.7       Employee Matters.

(a)       During the period commencing on the Closing Date and ending on the first anniversary thereof, PFIS and its Subsidiaries shall or shall cause the Surviving Corporation and its Subsidiaries to provide the employees of the FNCB and its Subsidiaries who continue to be employed by the Surviving Corporation or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with base salaries and wages that are no less than the base salaries and wages provided by FNCB or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)       During the period commencing on the Closing Date and ending on the first anniversary thereof, PFIS shall or shall cause the Surviving Corporation and its Subsidiaries to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with annual cash-based incentive bonus opportunities (excluding change in control payments, retention payments, long-term incentives or any similar arrangements) that are substantially comparable in the aggregate to the cash-based incentive bonus opportunities (excluding change in control payments, retention payments, long-term incentives or any similar arrangements) provided to similarly situated employees of PFIS and its Subsidiaries; provided that PFIS may satisfy its obligation under this Section 6.7(b) by providing or causing the Surviving Corporation to provide such Continuing Employees with cash-based incentive bonus opportunities (excluding change in control payments, retention payments, long-term incentives or any similar arrangements) that are substantially comparable in the aggregate to the cash-based incentive bonus opportunities (excluding change in control payments, retention payments, long-term incentives or any similar arrangements) provided by FNCB or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(c)       Except as otherwise set forth in this Section 6.7, during the period commencing on the Closing Date and ending on the first anniversary thereof, PFIS shall or shall cause the Surviving Corporation and its Subsidiaries to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, with employee benefits (excluding equity and equity based compensation, change in control payments, retention payments, long-term incentives, deferred compensation or any similar arrangements) that are substantially similar in the aggregate to the employee benefits (excluding equity and equity based compensation, change in control payments, retention payments, long-term incentives, deferred compensation or any similar arrangement) provided to similarly situated employees of PFIS and its Subsidiaries; provided that PFIS may satisfy its obligation under this Section 6.7(c) by providing or causing the Surviving Corporation to provide such Continuing Employees with employee benefits (excluding equity and equity based compensation, change in control payments, retention payments, long-term incentives, deferred compensation or any similar arrangement) that are substantially comparable in the aggregate to the employee benefits (excluding equity and equity based compensation, change in control payments, retention payments, long-term incentives, deferred compensation or any similar arrangement) provided by FNCB or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time. Following the Effective Time, each Continuing Employee shall be eligible to participate in any 401(k) plan, equity compensation or other incentive compensation plan now or hereafter established and maintained by PFIS on the same terms and conditions as apply to PFIS employees generally, with credit for prior service with FNCB and its Subsidiaries (and their respective predecessors) for purposes of eligibility and vesting, as permitted under the respective plans and applicable Law; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

(d)       As of the Effective Time, PFIS shall or shall cause the Surviving Corporation and its Subsidiaries to provide the Continuing Employees, while employed by the Surviving Corporation or its Subsidiaries after the Effective Time, health and welfare coverage either under PFIS’s group health or welfare plans as available to similar situated employees of PFIS or by continuing FNCB’s group health and welfare plans so that no Continuing Employee incurs a gap in coverage; provided that such coverage provided by PFIS or the Surviving Corporation will include “in network” coverage for the geographic locations covered by FNCB’s group health plans and, for the period commencing on the Closing Date and ending on the last day of the plan year (of the applicable FNCB’s group health plan) during which the Closing Date occurs, shall maintain the same percentage of premiums in effect and payable by each such Continuing Employee immediately prior to the Closing Date.

(e)       FNCB and PFIS shall be authorized to make retention bonus awards from the applicable retention bonus pools in such amount, and to such individuals, to be mutually agreed upon by the Chief Executive Officer and President of FNCB and the Chief Executive Officer of PFIS. The retention bonus pools shall be dedicated to certain employees of FNCB or PFIS or their respective Subsidiaries for purposes of retaining such employees through and, in some circumstances, after the Closing Date, with the participating employees and specific terms of such retention bonuses to be determined by mutual consent of (x) the Chief Executive Officer and the President of FNCB and (y) the Chief Executive Officer of PFIS. FNCB and PFIS shall enter into retention bonus agreements with each employee selected for a retention bonus pursuant to this section.

(f)       In order to promote retention of those employees of FNCB and PFIS and their respective Subsidiaries who are key to the integration of FNCB with and into PFIS, as the Surviving Corporation, and the integration of FNCB Bank with and into Peoples Bank, as the Surviving Bank, prior to the Closing, FNCB and PFIS shall enter into employment or change-in-control agreements, including restrictive covenants, with certain employees of FNCB and PFIS as set forth on Section 6.7(f) of the FNCB Disclosure Schedule, and in each case, as determined by FNCB and PFIS with the consent of the other party. Each of FNCB and PFIS designate each Continuing Employee referenced on Section 6.7(f) of the FNCB Disclosure Schedule as a third party beneficiary of this Section 6.7(f) and Section 6.7(f) of the FNCB Disclosure Schedule, having the right to enforce the same.

(g)       With respect to any employee benefit plans of PFIS or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), PFIS shall or shall cause the Surviving Corporation to use best efforts to: (i) waive all exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous FNCB Benefit Plan, (ii) provide each such Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the Closing Date occurs prior to the Effective Time under a FNCB Benefit Plan (to the same extent that such credit was given under the analogous FNCB Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with FNCB and its Subsidiaries (and their respective predecessors, if applicable) for all purposes in any New Plan to the same extent that such service was taken into account under the analogous FNCB Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(h)       Unless notified by PFIS in writing at least ten (10) days prior to the Closing, effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Merger, FNCB shall terminate the FNCB Bank 401(k) Profit Sharing Plan (the “Terminated Plan”). FNCB shall take (or cause to be taken) all actions that are necessary or appropriate to fully vest each Continuing Employee in his or her account balance under the Terminated Plan effective as of the Closing Date. Prior to the Effective Time, FNCB shall provide PFIS with resolutions adopted by FNCB’s Board of Directors terminating the Terminated Plan, the form and substance of which shall be subject to the prior written approval of PFIS, which will not be unreasonably withheld. As soon as practicable following the Effective Time, with respect to the Terminated Plan, PFIS shall permit or cause its Subsidiaries (including Peoples Bank) to permit the Continuing Employees to roll over their account balances, notes and similar instruments reflecting outstanding loan balances under the Terminated Plan, if any, thereunder into an “eligible retirement plan” within the meaning of Section 402(c)(8)(B) of the Code maintained by PFIS or its Subsidiaries (including Peoples Bank).

(i)       As of the Effective Time, PFIS shall (i) assume and honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of FNCB and its Subsidiaries (the “FNCB PTO Policies”) (including any PTO carried over from a prior year in accordance with FNCB PTO Policies), (ii) provide additional accruals to Continuing Employees following the Effective Time under the PTO policy of PFIS (“PFIS PTO Policy”) in the same manner as provided to similarly situated employees of PFIS or its Subsidiaries, and (iii) recognize all service of any Continuing Employee with FNCB and its Subsidiaries for purposes of determining PTO under the PFIS PTO Policy.

(j)       To each eligible Continuing Employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments and (i) who is not offered or retained in comparable employment or (ii) whose employment is terminated on or within six (6) months following the Effective Time, PFIS shall or shall cause the Surviving Corporation or its Subsidiaries to provide severance benefits provided under Section 6.7(j) of the PFIS Disclosure Schedule.

(k)       During the period commencing on the Closing Date and ending on the first anniversary thereof, PFIS shall or shall cause the Surviving Corporation or any of its Subsidiaries to maintain the BOLI policies of FNCB and its Subsidiaries and any related split dollar life insurance plans, if applicable, for the Continuing Employees who are participating thereunder, in each case as set forth on Section 6.7(k) of the FNCB Disclosure Schedule and as in effect at the Effective Time.

(l)       Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of FNCB or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, FNCB, PFIS or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, FNCB, PFIS or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of FNCB or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any FNCB Benefit Plan, PFIS Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular FNCB Benefit Plan, PFIS Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 6.7(l), nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) of FNCB or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8       Indemnification; Directors’ and Officers’ Insurance.

(a)       From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by FNCB pursuant to the FNCB Articles, FNCB Bylaws, the governing or organizational documents of any Subsidiary of FNCB, any indemnification agreements in existence as of the date hereof that have been disclosed to PFIS or the PAC, each present and former director or officer of FNCB and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “FNCB Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of FNCB or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the FNCB Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final determination by a court of competent jurisdiction that such FNCB Indemnified Party is not entitled to indemnification.

(b)       For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by FNCB (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of FNCB or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 250% of the current annual premium paid as of the date hereof by FNCB for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, FNCB, in consultation with, but only upon the consent of PFIS, may (and at the request of PFIS, FNCB shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year prepaid “tail” policy under FNCB’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, PFIS shall not have any further obligations under this Section 6.8(b), other than to maintain such prepaid “tail” policy.

(c)       The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each FNCB Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8. The obligations of the Surviving Corporation under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect the FNCB Indemnified Parties or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected FNCB Indemnified Party or affected person.

6.9       Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of PFIS, on the one hand, and a Subsidiary of FNCB, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by PFIS.

6.10       Advice of Changes. PFIS and FNCB shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11       Dividends.

(a)       After the date of this Agreement, each of PFIS and FNCB shall coordinate with the other the declaration of any dividends in respect of PFIS Common Stock and FNCB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FNCB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of FNCB Common Stock and any shares of PFIS Common Stock any such holder receives in exchange therefor in the Merger.

(b)       After the Effective Time, the Surviving Corporation shall pay a quarterly cash dividend in an amount no less than $0.6175 per share, provided sufficient funds are legally available therefor, and provided that the Surviving Corporation and Surviving Bank each remain “well-capitalized” in accordance with applicable Law, unless the Board of Directors of the Surviving Corporation determine otherwise upon the approval of at least seventy-five percent (75%) of the directors. Immediately after the Effective Time, the Surviving Corporation shall amend its dividend policy in a manner consistent with the foregoing provision and as set forth on Section 6.11(b) of the PFIS Disclosure Schedule.

6.12       Litigation. Each party shall give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either PFIS, FNCB, or any of their respective Subsidiaries or any of their current or former directors or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such Litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. No party shall agree to settle any such Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

6.13       Corporate Governance.

(a)       Prior to the Closing Date, the Board of Directors of PFIS shall take all actions necessary to adopt the PFIS Bylaws Amendment, attached hereto as Exhibit D-1, and the resolutions referenced therein and to affect the requirements referenced therein that are to be effected as of the Effective Time. Effective as of the Effective Time, in accordance with the PFIS Bylaws Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Corporation shall be sixteen (16). Of the members of the initial Board of Directors of the Surviving Corporation as of the Effective Time, eight (8) shall be members of the Board of Directors of PFIS (the “Continuing PFIS Directors”) as of immediately prior to the Effective Time, designated by PFIS, and eight (8) shall be members of the Board of Directors of FNCB as of immediately prior to the Effective Time, designated by FNCB (the “Continuing FNCB Directors”).

(b)       Prior to the Closing Date, the Board of Directors of Peoples Bank shall take all actions necessary to adopt the Peoples Bank Bylaws Amendment, attached hereto as Exhibit D-2, and the resolutions referenced therein and to affect the requirements referenced therein that are to be effected as of the Effective Time. Effective as of the effective time of the Bank Merger, in accordance with the Peoples Bank Bylaws Amendment, the number of directors that will comprise the full Board of Directors of the Surviving Bank shall be eighteen (18). Of the members of the initial Board of Directors of the Surviving Bank as of the effective time of the Bank Merger, eight (8) shall be the Continuing PFIS Directors, eight (8) shall be the Continuing FNCB Directors, and the remain two (2) directors shall be Thomas P. Tulaney, the current President of Peoples Bank, and Gerard A. Champi, the current President and Chief Executive Officer of FNCB Bank.

(c)       In accordance with, and to the extent provided in, the PFIS Bylaws Amendment and the Peoples Bank Bylaws Amendment, attached as Exhibits D-1 and D-2 hereto, respectively:

(i)       effective as of the Effective Time, Mr. William E. Aubrey, II shall continue to serve as Chairman of the Board of Directors of the Surviving Corporation and Surviving Bank; and

(ii)       effective as of the Effective Time, Mr. Louis A. DeNaples, Sr., shall become the Vice Chairman of the Board of Directors of the Surviving Corporation and Surviving Bank.

(d)       The bylaws of PFIS and Peoples Bank in effect as of the Effective Time and the effective time of the Bank Merger, respectively, will be consistent in all respects with the foregoing provisions of this Section 6.13 and Exhibits D-1 and D-2.

(e)       Effective as of the Effective Time, the persons appointed to serve as officers of the Surviving Corporation will be consistent in all respects with the corporate governance provisions set forth on Exhibit E.

(f)       Effective as of the effective time of the Bank Merger, the persons appointed to serve as officers of the Surviving Bank will be consistent in all respects with the corporate governance provisions set forth on Exhibit E.

(g)       Consistent in all respects with the corporate governance provisions set forth on Exhibit E: (i) at the Effective Time, the headquarters of the Surviving Corporation shall be located in Scranton, Pennsylvania; and (ii) at the effective time of the Bank Merger, the headquarters of the Surviving Bank shall be located in Dunmore, Pennsylvania.

(h)       Each of PFIS and Peoples Bank shall take all actions necessary to cause the matters set forth in Section 6.13 and on Exhibit E hereto to occur on the Closing Date

6.14       Acquisition Proposals.

(a)       Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (other than the parties to this Agreement and their Representatives) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite FNCB Vote, in the case of FNCB, or the Requisite PFIS Vote, in the case of PFIS, a party receives an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 6.14, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal but only to the extent that, prior to doing so, the Board of Directors of such party concludes in good faith (after receiving the advice of its outside legal counsel, and with respect to financial matters, its outside financial advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have provided such information to the other party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to (x) enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof and (y) within five (5) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than the parties to this Agreement and their Representatives in their capacity as such) pursuant to any such agreement. As used in this Agreement, “Acquisition Proposal” means, with respect to PFIS or FNCB, as applicable, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party. As used in this Agreement, “Superior Proposal” means, with respect to PFIS or FNCB, as applicable, any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that a party’s Board of Directors determines in good faith (after receiving the advice of its outside legal counsel and, with respect to financial matters, its outside financial advisors) (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of such party’s common stock or all, or substantially all, of the assets of such party; (y) would result in a transaction that, (i) involves consideration to the holders of the shares of such party’s common stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of such party’s common stock pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing is, and (ii) is, in light of the other terms of such proposal, more favorable to such party than the Merger and the other transactions contemplated by this Agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(b)       Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.15       Public Announcements. PFIS and FNCB agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by PFIS and FNCB. Thereafter, PFIS and FNCB shall each use their reasonable best efforts to (a) develop a joint communications plan and ensure that all press releases and other public disclosure (including communications to employees, agents and contractors) with respect to this Agreement or the transactions contemplated hereby are consistent with such joint communications plan and (b) consult with each other before issuing any press release or, to the extent practicable, otherwise making any public disclosure with respect to this Agreement or the transactions contemplated hereby, in each case, except in respect of any press release or public disclosure (i) required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or (ii) the content and messaging of which is substantially similar to public disclosure previously made by PFIS or FNCB either on the date of this Agreement or following the date of this Agreement and in accordance with this Section 6.15.

6.16       Change of Method. FNCB and PFIS shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of PFIS and FNCB (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of PFIS Common Stock received by holders of FNCB Common Stock in exchange for each share of FNCB Common Stock, (b) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(s) of the Code, (c) adversely affect the Tax treatment of holders of FNCB Common Stock or PFIS Common Stock pursuant to this Agreement, (d) adversely affect the Tax treatment of FNCB or PFIS pursuant to this Agreement or (e) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.17       Restructuring Efforts. If either FNCB or PFIS shall have failed to obtain the Requisite FNCB Vote or the Requisite PFIS Vote at the duly convened FNCB Meeting or PFIS Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of FNCB as provided for in this Agreement, in a manner adverse to such party or its shareholders, including in a manner which shall (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (b) adversely affect the Tax treatment of holders of FNCB Common Stock or PFIS Common Stock pursuant to this Agreement, or (c) adversely affect the Tax treatment of FNCB or PFIS pursuant to this Agreement) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its shareholders for approval.

6.18       Takeover Statutes. None of FNCB, PFIS or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the FNCB Support Agreements, the PFIS Support Agreements, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19       Treatment of FNCB Debt. Prior to the Effective Time, PFIS and FNCB shall use commercially reasonable efforts for PFIS to enter into a supplemental indenture or other documents necessary or appropriate to provide for assumption by PFIS of FNCB’s obligations under the subordinated indebtedness of FNCB set forth on Section 3.27 of the FNCB Disclosure Schedule.

6.20       Operating Functions. To the extent permitted by Law and upon PFIS’s request, FNCB shall (and shall cause the FNCB Subsidiaries to) regularly discuss and reasonably cooperate with PFIS and Peoples Bank in connection with (a) planning for the efficient and orderly combination of FNCB and PFIS (including the combination of Peoples Bank and FNCB Bank) and the operation of the Surviving Corporation and its Subsidiaries and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as PFIS may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.

6.21       Exemption from Liability under Section 16(b). PFIS and FNCB agree that, in order to most effectively compensate and retain FNCB Insiders, both prior to and after the Effective Time, it is desirable that FNCB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of FNCB Common Stock and FNCB Restricted Stock Awards into PFIS Common Stock or PFIS Equity Awards, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.21. FNCB shall deliver to PFIS in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of FNCB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “FNCB Insiders”), and the Board of Directors of PFIS and of FNCB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of FNCB) any dispositions of FNCB Common Stock or FNCB Restricted Stock Awards by the FNCB Insiders, and (in the case of PFIS) any acquisitions of PFIS Common Stock or PFIS Equity Awards by any FNCB Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.22       Post Closing Actions.  PFIS shall not take any action following the Effective Time that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and PFIS shall report the Merger as such on its federal income tax returns.

Article VII

CONDITIONS PRECEDENT

7.1       Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)       Shareholder Approvals. The Requisite PFIS Vote and the Requisite FNCB Vote shall have been obtained.

(b)       NASDAQ Listing. The shares of PFIS Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c)       Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)       S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)       No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2       Conditions to Obligations of PFIS. The obligations of PFIS to effect the Merger are also subject to the satisfaction or waiver by PFIS at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. The representations and warranties of FNCB set forth in Sections 3.2(a), 3.7, 3.8(a) and 3.21 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of FNCB set forth in Sections 3.1, 3.2(b), 3.3(a) and 3.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of FNCB set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on FNCB or the Surviving Corporation. PFIS shall have received a certificate dated as of the Closing Date signed on behalf of FNCB by the Chief Executive Officer and the Chief Financial Officer of FNCB to the foregoing effect.

(b)       Performance of Obligations of FNCB. FNCB shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and PFIS shall have received a certificate dated as of the Closing Date signed on behalf of FNCB by the Chief Executive Officer and the Chief Financial Officer of FNCB to such effect.

(c)       Federal Tax Opinion. PFIS shall have received the opinion of Troutman Pepper Hamilton Sanders LLP, in form and substance reasonably satisfactory to PFIS, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of PFIS and FNCB, reasonably satisfactory in form and substance to such counsel.

7.3       Conditions to Obligations of FNCB. The obligation of FNCB to effect the Merger is also subject to the satisfaction or waiver by FNCB at or prior to the Effective Time of the following conditions:

(a)       Representations and Warranties. The representations and warranties of PFIS set forth in Sections 4.2(a), 4.7, 4.8(a) and 4.21 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of PFIS set forth in Sections 4.1, 4.2(b), 4.3(a) and 4.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of PFIS set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on PFIS. FNCB shall have received a certificate dated as of the Closing Date signed on behalf of PFIS by the Chief Executive Officer and the Chief Financial Officer of PFIS to the foregoing effect.

(b)       Performance of Obligations of PFIS. PFIS shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and FNCB shall have received a certificate dated as of the Closing Date signed on behalf of PFIS by the Chief Executive Officer and the Chief Financial Officer of PFIS to such effect.

(c)       Federal Tax Opinion. FNCB shall have received the opinion of Cozen O’Connor P.C., in form and substance reasonably satisfactory to FNCB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of PFIS and FNCB, reasonably satisfactory in form and substance to such counsel.

Article VIII

TERMINATION AND AMENDMENT

8.1       Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite PFIS Vote or the Requisite FNCB Vote:

(a)       by mutual written consent of PFIS and FNCB;

(b)       by either PFIS or FNCB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)       by either PFIS or FNCB if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)       by either PFIS or FNCB (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of FNCB, in the case of a termination by PFIS, or PFIS, in the case of a termination by FNCB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by PFIS, or Section 7.3, in the case of a termination by FNCB, and which is not cured within forty-five (45) days following written notice to FNCB, in the case of a termination by PFIS, or PFIS, in the case of a termination by FNCB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)       by FNCB prior to such time as the Requisite PFIS Vote is obtained, if (i) PFIS or the Board of Directors of PFIS shall have made a Recommendation Change or (ii) PFIS or the Board of Directors of PFIS shall have breached its obligations under Section 6.4 or 6.14 in any material respect; or

(f)       by PFIS prior to such time as the Requisite FNCB Vote is obtained, if (i) FNCB or the Board of Directors of FNCB shall have made a Recommendation Change or (ii) FNCB or the Board of Directors of FNCB shall have breached its obligations under Section 6.4 or 6.14 in any material respect.

(g)       by PFIS or FNCB, following the PFIS Meeting (including any adjournments or postponements thereof), if PFIS (i) has not breached any of its obligations under Section 6.4 or Section 6.14 in any material respect, and (ii) failed to obtain the Requisite PFIS Vote at the PFIS Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(h)       by PFIS or FNCB, following the FNCB Meeting (including any adjournments or postponements thereof), if FNCB (i) has not breached any of its obligations under Section 6.4 or Section 6.14 in any material respect, and (ii) failed to obtain the Requisite FNCB Vote at the FNCB Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(i)       by either PFIS or FNCB, if both (i) the Average Closing Price is less than the product of the Starting Price multiplied by 0.80 (rounded to the nearest hundredth of a dollar): and (ii) (A) the PFIS Ratio is less than (B) the difference between (1) the Index Ratio minus (2) 0.20; provided, however, that such party must elect to terminate this Agreement pursuant to this Section 8.1(i) by written notice (a “Termination Notice”) given to the other party within five (5) days after the Determination Date and that such party’s right of termination shall be subject to the right of the other party to propose to adjust the Exchange Ratio.  During the Election Period, the party receiving a Termination Notice shall have the right, in its sole and absolute discretion, to propose to adjust the Exchange Ratio (calculated to the nearest one ten-thousandth). If such party elects to propose to adjust the Exchange Ratio as aforesaid, such party shall give written notice of such election (an “Adjustment Notice”) to the other party during the Election Period, which Adjustment Notice shall specify the proposed amount of any such adjustment. Upon receipt of such an Adjustment Notice, the receiving party shall consider the proposed adjusted Exchange Ratio in good faith and may, in its sole discretion, agree in writing to such adjustment or to a different adjusted Exchange Ratio which may be agreed to by the other party (in its sole discretion). If the parties shall enter into a written agreement regarding an adjusted Exchange Ratio, (i) no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 8.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (with the Exchange Ratio adjusted in accordance with this Section 8.1(i) and as set forth in the Adjustment Notice or other mutual written agreement between PFIS and FNCB) and (ii) subject to Section 6.1(a) of this Agreement, PFIS shall prepare and file with the SEC any amendment or supplement to the Joint Proxy Statement, Form S-4 or such other documents reasonably necessary to reflect the adjusted Exchange Ratio.  If the party receiving the Termination Notice does not timely elect to propose to adjust the Exchange Ratio as aforesaid, then either party may terminate this Agreement at any time after the end of the Election Period. If the parties have not agreed upon an adjusted Exchange Ratio within ten (10) business days of the receipt of an Adjustment Notice, then either party may terminate this Agreement at any time thereafter.

For purposes of this Section 8.1(i) and, to the extent applicable, the following terms shall have the meanings indicated below:

“Average Closing Price” shall mean the volume-weighted average closing price per share of PFIS Stock as reported on NASDAQ (or such other exchange or market on which the PFIS Stock shall then trade) for the ten (10) consecutive Trading Days ending on (and including) the Determination Date.

“Determination Date” shall mean that certain date which is the tenth (10th) Trading Day prior to the scheduled Closing Date.

“Election Period” shall mean the five (5) business day period immediately following the day on which FNCB or PFIS, as the case may be, receives a Termination Notice.

“Index Group” shall mean the KBW NASDAQ Regional Banking Index.

“Index Price” shall mean, on a given date, the closing index value on such date for the Index Group.

“Index Ratio” shall mean the quotient of (a) the Index Price on the Determination Date, divided by (b) the Initial Index Price.

“Initial Index Price” shall mean the closing index value of the Index Group on the Starting Date.

“PFIS Ratio” shall mean the quotient of (a) the Average Closing Price, divided by (b) the Starting Price.

“Starting Price” shall mean the closing price of a share of PFIS Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.

“Starting Date” shall mean the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.

“Trading Day” means any day on which NASDAQ is open for trading with a scheduled and actual closing time of 4:00 p.m. Eastern time.

Except as specified in Section 8.1(i), the party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2       Effect of Termination.

(a)       In the event of termination of this Agreement by either PFIS or FNCB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of PFIS, FNCB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither PFIS or FNCB shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.

(b)

(i)       In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of FNCB or shall have been made directly to the shareholders of FNCB generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the FNCB Meeting) an Acquisition Proposal, in each case with respect to FNCB and (A) (x) thereafter this Agreement is terminated by either PFIS or FNCB pursuant to Section 8.1(c) without the Requisite FNCB Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by PFIS pursuant to Section 8.1(d) as a result of a willful breach of this Agreement by FNCB, or (z) this Agreement is terminated by either PFIS or FNCB pursuant to Section 8.1(h) and (B) prior to the date that is twelve (12) months after the date of such termination, FNCB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then FNCB shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay PFIS, by wire transfer of same day funds, a fee equal to $4,800,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)       In the event that this Agreement is terminated by PFIS pursuant to Section 8.1(f), then FNCB shall pay PFIS, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)

(i)       In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of PFIS or shall have been made directly to the shareholders of PFIS generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the PFIS Meeting) an Acquisition Proposal, in each case with respect to PFIS, and (A) (x) thereafter this Agreement is terminated by either PFIS or FNCB pursuant to Section 8.1(c) without the Requisite PFIS Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by FNCB pursuant to Section 8.1(d) as a result of a willful breach of this Agreement by PFIS, or (z) this Agreement is terminated by either PFIS or FNCB pursuant to Section 8.1(g) and (B) prior to the date that is twelve (12) months after the date of such termination, PFIS enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then PFIS shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay FNCB, by wire transfer of same day funds, the Termination Fee, provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)       In the event that this Agreement is terminated by FNCB pursuant to Section 8.1(e), then PFIS shall pay FNCB, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(d)       Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or its willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e)       Each of PFIS and FNCB acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if PFIS or FNCB, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if PFIS or FNCB, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by FNCB and PFIS pursuant to Sections 8.2(b) and 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

Article IX

GENERAL PROVISIONS

9.1       Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2       Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite PFIS Vote or the Requisite FNCB Vote; provided, that after the receipt of the Requisite PFIS Vote or the Requisite FNCB Vote, there may not be, without further approval of the shareholders of PFIS or the shareholders of FNCB, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3       Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of PFIS, in the case of FNCB, or FNCB, in the case of PFIS, (b) waive any inaccuracies in the representations and warranties of PFIS, in the case of FNCB, or FNCB, in the case of PFIS, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite PFIS Vote or the Requisite FNCB Vote, there may not be, without further approval of the shareholders of PFIS or the shareholders of FNCB, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4       Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger or the Bank Merger shall be borne equally by PFIS and FNCB, provided further, that such shared costs shall be paid solely in the event of a termination pursuant to Article VIII of this Agreement within five (5) business days of such event of termination by wire transfer of same day funds.

9.5       Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)       if to PFIS, to:

PEOPLES FINANCIAL SERVICES CORP.
150 North Washington Avenue
Scranton, Pennsylvania 18503
Attention: Craig W. Best, Chief Executive Officer

Email:	craig.best@psbt.com

(b)	With copies (which shall not constitute notice) to: Troutman Pepper Hamilton Sanders LLP

301 Carnegie Center
Suite 400
Princeton, New Jersey 08540

Attention:	Donald R. Readlinger

Zayne R. Tweed

Email:	donald.readlinger@troutman.com

zayne.tweed@troutman.com

(c)       if to FNCB, to:

FNCB BANCORP, INC.
102 East Drinker Street
Dunmore, Pennsylvania 18512
Attention: Gerard A. Champi, President and Chief Executive Officer
Email: gerard.champi@fncb.com

With copies (which shall not constitute notice) to:

Cozen O’Connor P.C.
One Oxford Centre
301 Grant Street
41st Floor

Pittsburgh, PA 15219

Attention:	Jeremiah G. Garvey

Seth Popick

Edgar G. Rapoport

Email:	jgarvey@cozen.com

spopick@cozen.com

erapoport@cozen.com

9.6       Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of FNCB means the actual knowledge of any of the officers of FNCB listed on Section 9.6 of the FNCB Disclosure Schedule, and the “knowledge” of PFIS means the actual knowledge of any of the officers of PFIS listed on Section 9.6 of the PFIS Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the Commonwealth of Pennsylvania are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Bank Merger and (f) “ordinary course” and “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person and with respect to either party shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. The FNCB Disclosure Schedule and the PFIS Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (which shall include for purposes of this Agreement any Pandemic Measures).

9.7       Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8       Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9       Governing Law; Jurisdiction.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

(b)       Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10       Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11       Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of FNCB, in the case of PFIS, or PFIS, in the case of FNCB. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7(f) and Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12       Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13       Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14       Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) or 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply. For the avoidance of doubt, no failure to disclose any confidential supervisory information within the meaning of this Section 9.14 in and of itself shall constitute or be considered a breach of any representation or warranty or any other provision of this Agreement.

9.15       Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, PFIS and FNCB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PEOPLES FINANCIAL SERVICES CORP.

By:	/s/	Craig W. Best
	Name:	Craig W. Best
	Title:	Chief Executive Officer

FNCB BANCORP, INC.

By:	/s/	Gerard A. Champi
	Name:	Gerard A. Champi
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

[Form of Bank Merger Agreement]

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 27, 2023, is entered into by and between Peoples Security Bank and Trust Company, a Pennsylvania chartered non-member bank and trust company (“Peoples Bank”) headquartered in Scranton, Pennsylvania, and FNCB Bank, a Pennsylvania chartered non-member bank (“FNCB Bank”) headquartered in Dunmore, Pennsylvania. Peoples Bank and FNCB Bank are each sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”

WHEREAS, Peoples Financial Services Corp., a Pennsylvania corporation and bank holding company (“PFIS”), is the owner of all of the outstanding capital stock of Peoples Bank;

WHEREAS, FNCB Bancorp, Inc., a Pennsylvania corporation and bank holding company (“FNCB”), is the owner of all of the outstanding capital stock of FNCB Bank;

WHEREAS, PFIS and FNCB have entered into an Agreement and Plan of Merger, dated as of September 27, 2023 (the “Merger Agreement”), whereby, on the terms and subject to the conditions set forth therein, FNCB will merge with and into PFIS, with PFIS being the surviving corporation (the “Merger”);

WHEREAS, immediately following the consummation of the Merger, PFIS will be the direct owner of all of the outstanding capital stock of both of Peoples Bank and FNCB Bank;

WHEREAS, immediately following the consummation of the Merger, FNCB Bank and Peoples Bank intend to, and PFIS and FNCB intend that such Parties, with the approval of the Pennsylvania Department of Banking and Securities (the “PDOBS”) and the Federal Deposit Insurance Corporation (the “FDIC”), and any other applicable regulatory agency, effect a merger whereby FNCB Bank will merge with and into Peoples Bank, with Peoples Bank continuing as the resulting institution (the “Bank Merger”), on the terms and subject to the conditions of this Agreement and in accordance with Section 1602, Title 7 and other applicable provisions of the Pennsylvania Statutes, as amended (the “PA Code”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g);

WHEREAS, the Parties’ respective boards of directors have approved this Agreement and the Bank Merger by a vote of at least a majority of the entire board of each such Party, and FNCB, as the sole shareholder of FNCB Bank, has approved this Agreement and the Bank Merger and PFIS, as the sole shareholder of Peoples Bank, has approved this Agreement and the Bank Merger; and

WHEREAS, PFIS and FNCB, as the sole shareholders, respectively, of each of Peoples Bank and FNCB Bank, respectively, have each approved, ratified and confirmed this Agreement and the Bank Merger.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

(a)       The Bank Merger. At the Effective Time (as defined below), in accordance with the applicable provisions of the PA Code, (a) the Bank Merger shall occur, (b) the separate existence of FNCB Bank shall cease and (c) Peoples Bank shall continue (i) as the resulting institution in such Bank Merger (the “Resulting Institution”) and (ii) its existence under the laws of the Commonwealth of Pennsylvania. The name of the Resulting Institution shall be “Peoples Security Bank and Trust Company”. It is intended that for U.S. federal income tax purposes, the Bank Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is hereby adopted as the plan of reorganization for purposes of Sections 354, 361, and 368 of the Code and within the meaning of Treasury regulation section 1.368-2(g).

(b)       Filings; Effective Time. Prior to the Effective Time, FNCB Bank and Peoples Bank shall execute such articles of merger and such other documents, instruments and certificates as are necessary to make the Bank Merger effective immediately following the effective time of the Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the PA Code, the Bank Merger shall be effective at such time specified in the certification issued by the PDOBS (the “Bank Merger Notice”) (such date and time, the “Effective Time”).

(c)       Effect of the Bank Merger. At and after the Effective Time, the Bank Merger shall have the effects provided in this Agreement and the applicable provisions of the PA Code. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of FNCB Bank and Peoples Bank shall vest in the Resulting Institution, and all debts, liabilities and duties of FNCB Bank and Peoples Bank shall become the debts, liabilities and duties of the Resulting Institution. The home office of the Resulting Institution shall be 100 South Blakely Street, Dunmore, Pennsylvania 18512.

(d)       Business of the Resulting Institution. At the Effective Time, the Resulting Institution shall be considered the same business and corporate entity as FNCB Bank and Peoples Bank with all the rights, powers and duties of each of FNCB Bank and Peoples Bank; provided, however, that the Resulting Institution shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Resulting Institution by the PA Code.

(e)       Conditions Precedent. The obligation of each Party to effect the Bank Merger is subject to the satisfaction or, if permitted by applicable law, written waiver, of the following conditions: (a) the consummation of the Merger prior to the Effective Time; (b) the receipt of all necessary authorizations and approvals from the PDOBS, the FDIC, and any other applicable regulatory agency required to consummate the Bank Merger, and the expiration of all statutory waiting periods in respect thereof; and (c) there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition, and no law shall have been enacted, entered, promulgated, enforced or deemed applicable by any governmental entity (that remains in effect) that, in any case, prohibits or makes illegal the consummation of the Bank Merger.

(f)       Termination. This Agreement shall automatically terminate and the Bank Merger shall be abandoned at any time prior to the Effective Time if the Merger Agreement is terminated in accordance with its terms.

(g)       Articles of Incorporation and Bylaws. Prior to the Effective Time, Peoples Bank shall take all actions necessary to adopt the amendments to the Amended and Restated Bylaws of Peoples Bank substantially in the form set forth in Exhibit A attached hereto, effective as of the Effective Time. As of the Effective Time, the articles of incorporation and bylaws, as amended of Peoples Bank, each as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Resulting Institution until thereafter amended in accordance with their respective terms and applicable law.

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(h)       Directors and Officers. Following the Effective Time, the directors and officers of the Resulting Institution shall be as set forth in Section 6.13 of the Merger Agreement with such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

(i)       Effect on Capital Stock of FNCB Bank. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Bank Merger and without any action on the part of Peoples Bank, FNCB Bank or PFIS (then, the direct sole shareholder of FNCB Bank), all of the capital stock of FNCB Bank issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor. PFIS hereby waives any dissenters’ rights that it may have pursuant to the PA Code by virtue of PFIS’s ownership of all the shares of capital stock of FNCB Bank.

(j)       Effect on Capital Stock of Peoples Bank. Each share of capital stock of Peoples Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding, fully paid and nonassessable capital stock of the Resulting Institution. From and after the Effective Time, each certificate, if any, evidencing ownership of shares of the capital stock of Peoples Bank issued and outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Resulting Institution.

(k)       Further Assurances. On and after the date of this Agreement and until the Effective Time, each Party will (a) execute and deliver all such further instruments and papers, (b) provide such records and information and (c) take such further action, in each case, as may be necessary, appropriate or advisable to carry out the transactions contemplated by, and to accomplish the purposes of, this Agreement.

(l)       Assignment and Binding Effect. Neither Party may assign its respective rights or obligations under this Agreement without the prior written consent of the other Party.

(m)       Complete Agreement. This Agreement represents the entire agreement of the Parties with respect to the subject matter hereof. All prior negotiations between the Parties are merged into this Agreement, and there are no understandings or agreements other than those incorporated herein.

(n)       Modifications and Waivers. This Agreement may not be modified except in a writing duly executed by the Parties. No provision of this Agreement may be waived, unless in a writing duly executed by the Party against whom enforcement of such waiver is sought.

(o)       Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic means), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

(p)       Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

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(q)       Governing Law; Waiver of Jury Trial. Except as otherwise expressly provided herein, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its principles of conflicts of laws. EACH OF THE PARTIES WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(r)       Headings; Interpretation. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. Any gender includes other genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(s)       Mutual Drafting. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Signature Pages Follow]

4

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

PEOPLES SECURITY BANK AND TRUST COMPANY

By:
	Name:	Craig W. Best
	Title:	Chief Executive Officer

[Signature Page to Bank Merger Agreement]

FNCB BANK

By:
	Name:	Gerard A. Champi
	Title:	President and Chief Executive Officer

[Signature Page to Bank Merger Agreement]

Exhibit B

[Form of FNCB Support Agreement]

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of September 27, 2023 (this “Agreement”), is by and between Peoples Financial Services Corp., a Pennsylvania corporation (“PFIS”), and the undersigned shareholder (the “Shareholder”) of FNCB Bancorp, Inc., a Pennsylvania corporation (“FNCB”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, FNCB and PFIS are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) FNCB will merge with and into PFIS (the “Merger”), with PFIS being the surviving corporation, and (b) at the Effective Time, the shares of common stock, $1.25 par value per share, of FNCB (“FNCB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of FNCB Common Stock set forth below the Shareholder's signature on the signature page hereto (such shares of FNCB Common Stock, together with any other shares of capital stock of FNCB acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by FNCB that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided that, in respect of any such shares of capital stock of FNCB acquired by the Shareholder after the execution of this Agreement, “Shares” shall not include any such shares of capital stock of FNCB beneficially owned by the Shareholder as a trustee or fiduciary) (for the purposes of this Agreement “beneficially own” or “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person’s (as defined in the Merger Agreement) beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance and “beneficial owner” shall mean the a person’s (as defined in the Merger Agreement) who beneficially owns the referenced securities). For the avoidance of doubt, “beneficially own” and “beneficial ownership” shall also include record ownership of securities);

WHEREAS, receiving the Requisite FNCB Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement for PFIS to enter into the Merger Agreement and incur the obligations set forth therein, PFIS has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors and officers of PFIS enter into separate, substantially identical voting and support agreements with PFIS.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Agreement to Vote; Restrictions on Voting and Transfers.

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(a) Agreement to Vote the Shares. Until the Termination Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of FNCB’s shareholders, however called, and on every action or approval by written consent of the shareholders of FNCB with respect to any of the following matters, the Shareholder will:

(i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and

(ii) vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (II) the adjournment or postponement of FNCB Meeting, if (x) as of the time for which FNCB Meeting is originally scheduled, there are insufficient shares of FNCB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of FNCB Meeting or (y) on the date of FNCB Meeting, FNCB has not received proxies representing a sufficient number of shares necessary to obtain the Requisite FNCB Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of FNCB by the Board of Directors of FNCB concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including FNCB Articles and FNCB Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of FNCB in the Merger Agreement in any material respect or in any representation or warranty of FNCB in the Merger Agreement becoming untrue or incorrect in any material respect.

(b) Restrictions on Transfers. Until the earlier of the receipt of the Requisite FNCB Vote or the Termination Time (as defined below), the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (y) for bona fide estate planning purposes to the Shareholder's (i) affiliates (as defined in the Merger Agreement) or (ii) immediate family members (each, a “Permitted Transferee”), or (z) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien; provided that, in the case of the foregoing subclauses (x) and (y) only, as a condition to such Transfer, such Permitted Transferee shall be required to duly execute and deliver to PFIS a joinder to this Agreement (in form and substance reasonably satisfactory to PFIS); provided, further, that, in the case of the foregoing subclause (y) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request FNCB to notify FNCB’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the Transfer of the Shareholder's Shares.

(c) Transfer of Voting Rights. Until the earlier of the receipt of the Requisite FNCB Vote or the Termination Time (as defined below), the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.

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(d) Acquired Shares. Any Shares or other voting securities of FNCB with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder's controlled affiliates, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of FNCB, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder will cause such controlled affiliate to comply with the terms of this Agreement applicable to the Shareholder.

(e) No Inconsistent Agreements. Until the Termination Time (as defined below), the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to PFIS as follows:

(i) Power and Authority; Consents. The Shareholder has full capacity to execute and deliver this Agreement and fully understands the terms herein. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by PFIS, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder's agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder's properties or assets are bound, or any Law to which the Shareholder or the Shareholder's property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to PFIS in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a “Lien”), the Shareholder is not, and no controlled affiliate of the Shareholder is, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

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(v) Ownership of Shares. Except for (x) restrictions in favor of PFIS pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder (A) owns, beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder’s rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

(vi) Legal Actions. There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by PFIS of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.

(vii) Reliance. The Shareholder understands that PFIS is entering into the Merger Agreement in reliance upon the Shareholder's execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.

(b) Support Covenants.

(i) From the date hereof until the Termination Time (as defined below), the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) Until the earlier of the receipt of the Requisite FNCB Vote or the Termination Time (as defined below), the Shareholder shall promptly notify PFIS of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.

(iii) The Shareholder authorizes PFIS and FNCB to publish and disclose in any (A) announcement, filing, press release or other disclosure required by applicable Law and (B) periodic report, proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder's identity, ownership of the Shares and obligations and agreements herein.

(iv) The Shareholder shall comply with Section 6.14(a) of the Merger Agreement. Section 6.14(a) of the Merger Agreement is incorporated by reference herein mutatis mutandis.

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(v) If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.

(c) Fiduciary Duties. The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director of FNCB (or a Subsidiary of FNCB).

Section 3. Further Assurances. At the request of PFIS and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.

Section 4. Termination. This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the “Termination Time”); provided that this Section 4 and Section 5 shall survive the Termination Time indefinitely; provided, further, that no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.

Section 5. Miscellaneous.

(a) Expenses. All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (provided that no “error message” or other notification of non-delivery is generated) or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party’s signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).

(c) Amendments, Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except PFIS may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of PFIS (provided that PFIS shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

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(e) Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.

(g) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.

(h) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(i) Specific Performance; Remedies Cumulative. Each party agrees that (A) PFIS would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for PFIS with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which PFIS may be entitled at law, in equity, contract or tort or otherwise, PFIS shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to PFIS seeking an injunction or the granting of any such remedies on the basis that PFIS has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys' fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.

(j) No Waiver. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles.

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(l) Submission to Jurisdiction. Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH claim, dispute, suit, action, litigation, proceeding or controversy, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5(m).

(n) Waiver of Appraisal Rights. To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.

(o) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(p) Interpretation. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term “party” means a party to this Agreement irrespective of whether such term is followed by the words “hereto” or “to this Agreement.”

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(q) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” or “.jpg” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file as a defense to the formation of a contract, and each party forever waives any such defense.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

PEOPLES FINANCIAL SERVICES CORP.

By:
	Name:	Craig W. Best
	Title:	Chief Executive Officer

PEOPLES FINANCIAL SERVICES CORP.
150 North Washington Avenue
Scranton, Pennsylvania 18503
Attention: Craig W. Best, Chief Executive Officer
Email:	craig.best@psbt.com

With copies to:
Troutman Pepper Hamilton Sanders LLP
301 Carnegie Center
Suite 400
Princeton, New Jersey 08540
Attention:	Donald R. Readlinger
Zayne R. Tweed
Email:	donald.readlinger@troutman.com
zayne.tweed@troutman.com

[Peoples Financial Services Corp. Signature Page to Voting and Support Agreement]

SHAREHOLDER

By:
Name:
Title:

Number of shares of FNCB Common Stock

Stock:

Address:

Email:

With copies to:

Cozen O’Connor P.C.
One Oxford Centre
301 Grant Street
41st Floor
Pittsburgh, PA 15219
Attention:	Jeremiah G. Garvey
Seth Popick
Edgar G. Rapoport
Email:	jgarvey@cozen.com
spopick@cozen.com
erapoport@cozen.com

[Shareholder Signature Page to Voting and Support Agreement]

Exhibit C

[Form of PFIS Support Agreement]

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of September 27, 2023 (this “Agreement”), is by and between FNCB Bancorp, Inc., a Pennsylvania corporation (“FNCB”), and the undersigned shareholder (the “Shareholder”) of Peoples Financial Services Corp., a Pennsylvania corporation (“PFIS”). Capitalized terms used herein and not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, FNCB and PFIS are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, on the terms and subject to the conditions set forth therein, (a) FNCB will merge with and into PFIS (the “Merger”), with PFIS being the surviving corporation, and (b) at the Effective Time, the shares of common stock, $1.25 par value per share, of FNCB (“FNCB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than as provided in the Merger Agreement) will, without any further action on the part of the holder thereof, be automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof and except as otherwise specifically set forth herein, the Shareholder is the record or beneficial owner of, has the sole right to dispose of and has the sole right to vote, the number of shares of common stock, $2.00 par value per share, of PFIS (“PFIS Common Stock”) set forth below the Shareholder's signature on the signature page hereto (such shares of PFIS Common Stock, together with any other shares of capital stock of PFIS acquired by the Shareholder after the execution of this Agreement, whether acquired directly or indirectly, upon the exercise of options, conversion of convertible securities, warrants or otherwise, and any other securities issued by PFIS that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”; provided that, in respect of any such shares of capital stock of PFIS acquired by the Shareholder after the execution of this Agreement, “Shares” shall not include any such shares of capital stock of PFIS beneficially owned by the Shareholder as a trustee or fiduciary) (for the purposes of this Agreement “beneficially own” or “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person’s (as defined in the Merger Agreement) beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance and “beneficial owner” shall mean the a person’s (as defined in the Merger Agreement) who beneficially owns the referenced securities). For the avoidance of doubt, “beneficially own” and “beneficial ownership” shall also include record ownership of securities);

WHEREAS, receiving the Requisite PFIS Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition and an inducement for FNCB to enter into the Merger Agreement and incur the obligations set forth therein, FNCB has required that (i) the Shareholder enter into this Agreement and (ii) certain other directors and officers of PFIS enter into separate, substantially identical voting and support agreements with FNCB.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

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Section 1. Agreement to Vote; Restrictions on Voting and Transfers.

(a) Agreement to Vote the Shares. Until the Termination Time (as defined below), at any meeting (whether annual or special and each adjourned or postponed meeting) of PFIS’s shareholders, however called, and on every action or approval by written consent of the shareholders of PFIS with respect to any of the following matters, the Shareholder will:

(i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat for purposes of calculating and establishing a quorum; and

(ii) vote or cause to be voted all of such Shares, (A) in favor of (I) the approval of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and (II) the adjournment or postponement of the PFIS Meeting, if (x) as of the time for which the PFIS Meeting is originally scheduled, there are insufficient shares of PFIS Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the PFIS Meeting or (y) on the date of the PFIS Meeting, PFIS has not received proxies representing a sufficient number of shares necessary to obtain the Requisite PFIS Vote, (B) against any Acquisition Proposal, without regard to (x) any recommendation to the shareholders of PFIS by the Board of Directors of PFIS concerning such Acquisition Proposal and (y) the terms of such Acquisition Proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (C) against any agreement, amendment of any agreement or amendment of any organizational document (including PFIS Articles and PFIS Bylaws), or any other action that is intended or would reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage any of the transactions contemplated by the Merger Agreement and (D) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of PFIS in the Merger Agreement in any material respect or in any representation or warranty of PFIS in the Merger Agreement becoming untrue or incorrect in any material respect.

(b) Restrictions on Transfers. Until the earlier of the receipt of the Requisite PFIS Vote or the Termination Time (as defined below), the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer or dispose, enter into any swap or other arrangement that hedges or transfers to another, in whole or in part, any of the economic consequences of ownership of, or enter into any agreement, arrangement, contract or understanding to take any of the foregoing actions with respect to (each, a “Transfer”), any Shares, other than a Transfer of Shares (x) by will or operation of law as a result of the death of the Shareholder, in which case, this Agreement shall bind the transferee, (y) for bona fide estate planning purposes to the Shareholder’s (i) affiliates (as defined in the Merger Agreement) or (ii) immediate family members (each, a “Permitted Transferee”), or (z) by or at the direction of the holder of a Lien (as defined below) as required by the terms of such Lien; provided that, in the case of the foregoing subclauses (x) and (y) only, as a condition to such Transfer, such Permitted Transferee shall be required to duly execute and deliver to FNCB a joinder to this Agreement (in form and substance reasonably satisfactory to FNCB); provided, further, that, in the case of the foregoing subclause (y) only, the Shareholder shall remain jointly and severally liable for any breaches or violations by any such Permitted Transferee of the terms hereof. Any Transfer of Shares in violation of this Section 1(b) shall be null and void. The Shareholder further agrees to authorize and request PFIS to notify PFIS’s transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the Transfer of the Shareholder's Shares.

(c) Transfer of Voting Rights. Until the earlier of the receipt of the Requisite PFIS Vote or the Termination Time (as defined below), the Shareholder shall not deposit any of the Shares in any voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement, arrangement, contract or understanding in contravention of the obligations of the Shareholder hereunder with respect to any Shares.

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(d) Acquired Shares. Any Shares or other voting securities of PFIS with respect to which beneficial ownership is acquired by the Shareholder or any of the Shareholder’s controlled affiliates, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of PFIS, if any, after the execution hereof (in each case, a “Share Acquisition”) shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. If any controlled affiliate of the Shareholder acquires Shares by way of a Share Acquisition, the Shareholder will cause such controlled affiliate to comply with the terms of this Agreement applicable to the Shareholder.

(e) No Inconsistent Agreements. Until the Termination Time (as defined below), the Shareholder shall not enter into any agreement, arrangement, contract or understanding with any person (as defined in the Merger Agreement), directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with the terms of this Agreement.

Section 2. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties. The Shareholder represents and warrants to FNCB as follows:

(i) Power and Authority; Consents. The Shareholder has full capacity to execute and deliver this Agreement and fully understands the terms herein. No filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization. This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by FNCB, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as may be limited by the Enforceability Exceptions).

(iv) Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder's agreements, covenants and obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, arrangement, contract, instrument, understanding or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder or the Shareholder's properties or assets are bound, or any Law to which the Shareholder or the Shareholder's property or assets are subject. Except for this Agreement or any pledges, liens or other security interests disclosed to FNCB in writing prior to the date hereof (such disclosed pledges, liens or other security interests, each, a “Lien”), the Shareholder is not, and no controlled affiliate of the Shareholder is, a party to any voting agreement or trust or any other agreement, arrangement, contract, instrument or understanding with respect to the voting, transfer or ownership of any Shares. The Shareholder has not appointed or granted a proxy or power of attorney to any person with respect to any Shares.

(v) Ownership of Shares. Except for (x) restrictions in favor of FNCB pursuant to this Agreement, (y) Liens, and (z) transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various States of the United States, the Shareholder (A) owns, beneficially or of record, all of the Shares free and clear of any proxy, voting restriction, adverse claim, security interest or other encumbrance or lien, and (B) has sole voting power and sole power of disposition with respect to the Shares with no restrictions, limitations or impairments on the Shareholder’s rights, powers and privileges of voting or disposition pertaining thereto, and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shares. As of the date hereof, the true, complete and correct number of Shares owned by the Shareholder is set forth below the Shareholder’s signature on the signature page hereto (it being understood and agreed that such number does not include any securities beneficially owned by the Shareholder as a trustee or fiduciary). The Shareholder or, with respect to any Shares subject to a Lien, the lender or collateral agent, has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form or in street name) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

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(vi) Legal Actions. There is no claim, action, suit, dispute, investigation, examination, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts, limits, impairs or prohibits (or, if successful, would restrict, limit, impair or prohibit) the exercise by FNCB of its rights, powers and privileges hereunder or the performance by any party of its covenants, agreements and obligations hereunder.

(vii) Reliance. The Shareholder understands that FNCB is entering into the Merger Agreement in reliance upon the Shareholder's execution, delivery and performance of this Agreement, including the representations and warranties of the Shareholder set forth herein.

(b) Support Covenants.

(i) From the date hereof until the Termination Time (as defined below), the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, delaying, interfering with or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement.

(ii) Until the earlier of the receipt of the Requisite PFIS Vote or the Termination Time (as defined below), the Shareholder shall promptly notify FNCB of the number of Shares, if any, acquired in any Share Acquisition by the Shareholder.

(iii) The Shareholder authorizes PFIS and FNCB to publish and disclose in any (A) announcement, filing, press release or other disclosure required by applicable Law and (B) periodic report, proxy statement or prospectus filed in connection with the transactions contemplated by the Merger Agreement, the Shareholder's identity, ownership of the Shares and obligations and agreements herein.

(iv) The Shareholder shall comply with Section 6.14(a) of the Merger Agreement. Section 6.14(a) of the Merger Agreement is incorporated by reference herein mutatis mutandis.

(v) If the Shareholder has any Shares that are subject to a Lien, the Shareholder shall not take action (or fail to take any action) in respect of the Lien and the Shares subject thereto (including a breach or default thereunder) the intention or primary purpose of which would be to prevent the Shareholder from performing any of its obligations under Section 1.

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(c) Fiduciary Duties. The Shareholder is entering into this Agreement solely in his or her capacity as the record or beneficial owner of the Shares (including any additional Shares acquired hereafter). Nothing herein is intended to or shall limit or affect any actions taken by the Shareholder serving in his or her capacity as a director of PFIS (or a Subsidiary of PFIS).

Section 3. Further Assurances. At the request of FNCB and without further consideration, the Shareholder shall execute and deliver any additional documents and take any further action(s) as may be necessary or desirable to consummate and make effective the transactions contemplated hereby.

Section 4. Termination. This Agreement will terminate upon the earliest of (a) the Effective Time, (b) the date of termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties (the “Termination Time”); provided that this Section 4 and Section 5 shall survive the Termination Time indefinitely; provided, further, that no such termination or expiration shall relieve any party from any liability for any breach of this Agreement to the extent occurring prior to the Termination Time.

Section 5. Miscellaneous.

(a) Expenses. All costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs, fees or expenses.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (provided that no “error message” or other notification of non-delivery is generated) or (iii) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, to the address of the applicable party set forth below such party’s signature on the signature pages hereto (or to such other address, number or email address as a party may have specified by notice given to the other party).

(c) Amendments, Waivers. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except by an instrument in writing signed by, in the case of any (i) amendment, change, supplement, modification or termination, by all the parties, or (ii) waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(d) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except FNCB may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of FNCB (provided that FNCB shall remain liable for any failure of its obligations hereunder). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns.

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(e) Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person (other than the parties) any rights, powers, privileges or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(f) No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, “group” (as such term is used in Section 13(d) of the Exchange Act), joint venture or any like relationship between the parties.

(g) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements, contracts or understandings, both written and oral, among the parties with respect to the subject matter hereof.

(h) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement (or portion thereof) is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(i) Specific Performance; Remedies Cumulative. Each party agrees that (A) FNCB would incur irreparable harm if any provision herein were not performed by the Shareholder in accordance with the express terms hereof, (B) there would be no adequate remedy at law for FNCB with regard to any breach or violation of any provision herein and (C) accordingly, in addition to any other remedy to which FNCB may be entitled at law, in equity, contract or tort or otherwise, FNCB shall be entitled to (x) an injunction or injunctions to prevent any breach or threatened breach of this Agreement and (y) enforce specifically the performance of the terms and provisions herein. The Shareholder waives any (I) defense in any action, dispute, claim, proceeding, litigation or other controversy for specific performance that a remedy at law would be adequate and (II) requirement under any applicable Law to post security or a bond as a prerequisite to obtaining equitable relief. The Shareholder will not, and will direct its Representatives not to, object to FNCB seeking an injunction or the granting of any such remedies on the basis that FNCB has an adequate remedy at law. If any legal action or other proceeding relating to this Agreement or the transactions contemplated hereby or the enforcement of any provision of this Agreement is brought by any party against the other party, the prevailing party in such action or proceeding shall be entitled to recover all reasonable and documented costs, fees and expenses relating thereto (including reasonable attorneys' fees and expenses and court costs) from the other party, in addition to any other relief to which such prevailing party may be entitled.

(j) No Waiver. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law principles.

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(l) Submission to Jurisdiction. Each party agrees that it will bring any claim, action, proceeding, dispute, litigation or controversy in respect of any claim or cause of action arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Pennsylvania (the “Chosen Courts”), and, solely in connection with such claims or causes of action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (x) to laying venue in the Chosen Courts and (y) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5(b).

(m) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY THAT MAY ARISE OUT OF, RESULT FROM OR RELATE TO THIS AGREEMENT (INCLUDING THE TRANSACTIONS CONTEMPLATED HEREBY) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF SUCH claim, dispute, suit, action, litigation, proceeding or controversy, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT THERETO. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, DISPUTE, SUIT, ACTION, LITIGATION, PROCEEDING OR CONTROVERSY, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5(m).

(n) Waiver of Appraisal Rights. To the maximum extent permitted by applicable Law, the Shareholder waives any and all rights of appraisal or rights to dissent from the Merger or demand fair value for the Shares in connection with the Merger, in each case, that Shareholder may have under applicable law.

(o) Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(p) Interpretation. Section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and similar terms, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the term “party” means a party to this Agreement irrespective of whether such term is followed by the words “hereto” or “to this Agreement.”

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(q) Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, (i) may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and (ii) to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” or “.jpg” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file to deliver a signature to this Agreement or any signed agreement or instrument entered into in connection with this Agreement, or any amendments or waivers hereto or thereto, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” or “.jpg” format data file as a defense to the formation of a contract, and each party forever waives any such defense.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

FNCB BANCORP, INC.

By:
	Name:	Gerard A. Champi
	Title:	President and Chief Executive Officer

FNCB BANCORP, INC.
102 East Drinker Street
Dunmore, Pennsylvania 18512
Attention:	Gerard A. Champi, President and Chief
Executive Officer
Email: gerard.champi@fncb.com

With copies to:

Cozen O’Connor P.C.
One Oxford Centre
301 Grant Street
41st Floor
Pittsburgh, PA 15219
Attention:	Jeremiah G. Garvey
Seth Popick
Edgar G. Rapoport
Email:	jgarvey@cozen.com
spopick@cozen.com
erapoport@cozen.com

[FNCB Bancorp, Inc. Signature Page to Voting and Support Agreement]

SHAREHOLDER

By:
Name:
Title:

Number of shares of PFIS Common Stock

Stock:

Address:

Email:

With copies to:

Troutman Pepper Hamilton Sanders LLP
301 Carnegie Cente
Suite 400
Princeton, New Jersey 08540
Attention:	Donald R. Readlinger
Zayne R. Tweed
Email:	donald.readlinger@troutman.com
zayne.tweed@troutman.com

[Shareholder Signature Page to Voting and Support Agreement]

Exhibit D-1

[Form of PFIS Bylaws Amendment]

(See attached)

FORM OF PFIS BYLAWS AMENDMENT

The Amended and Restated Bylaws (the “Bylaws”) of Peoples Financial Services Corp. (the “Corporation” or “PFIS”) shall be amended as follows, at or prior to the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of September 27, 2023, by and between the Corporation and FNCB Bancorp, Inc. (the “Merger Agreement”)):

1.	The current Section 10.3 of the Bylaws shall be deleted and replaced in its entirety as follows:

Section 10.3 Board Composition; Chairman Position and Succession

(a) For all purposes of this Section 10.3, unless specified otherwise, capitalized terms shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of September 27, 2023, by and between the Corporation and FNCB Bancorp, Inc. (“FNCB”), as the same may be amended from time to time.

(b) The Board of Directors has resolved that, effective as of the Effective Time, (i) Mr. William E. Aubrey, II shall continue to serve as Chairman of the Board of Directors of the Corporation, and (ii) Mr. Louis A. DeNaples, Sr., shall become the Vice Chairman of the Board of Directors of the Corporation.

(c) In accordance with the provisions of Section 10.2 of the Bylaws, and effective as of the Effective Time, the Board of Directors of the Corporation shall be comprised of sixteen (16) directors, of which eight (8) shall be members of the Board of Directors of the Corporation as of immediately prior to the Effective Time, designated by the Corporation (the “Continuing PFIS Directors”), and eight (8) shall be members of the Board of Directors of FNCB as of immediately prior to the Effective Time, designated by FNCB (the “Continuing FNCB Directors”). Each director of the Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and bylaws of the Corporation.

(d) This Section 10.3 shall remain in effect until the date that is three (3) years after the Effective Date (the “Expiration Date”), provided, however, that this Section 10.3 may be amended or waived by the approval of at least eighty percent (80%) of the members of the Corporation’s Board of Directors then in office. In the event of any inconsistency between any provision of this Section 10.3 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 10.3 shall control.

(e) From and after the Effective Time through the Expiration Date, no vacancy on the Board of Directors of the Corporation created by the cessation of service of a director shall be filled by the applicable Board of Directors and the applicable Board of Directors shall not nominate any individual to fill such vacancy, unless (x) in the case of a vacancy created by the cessation of service of a Continuing PFIS Director, not less than a majority of the Continuing PFIS Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing FNCB Directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (y) in the case of a vacancy created by the cessation of service of a Continuing FNCB Director, not less than a majority of the Continuing FNCB Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing PFIS Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination pursuant to clause (x) or (y) shall be made in accordance with applicable Laws and the rules of the Nasdaq Stock Market (or other national securities exchange on which the Corporation’s securities are listed). For purposes of this Section 10.3(e), the terms “Continuing PFIS Directors” and “Continuing FNCB Directors” shall mean, respectively, the directors of the Corporation and FNCB who were selected to be directors of the Corporation by the Corporation or FNCB, as the case may be, as of the Effective Time, pursuant to Exhibit E of the Merger Agreement, and any directors of the Corporation who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Continuing PFIS Director or a Continuing FNCB Director, as applicable, pursuant to this Section 10.3(e) or the provisions of Exhibit E of the Merger Agreement, as applicable.

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2.	The current Section 10.4 of the Bylaws shall be deleted and replaced in its entirety as follows:

Section 10.4 [Reserved].

2

Exhibit D-2

[Form of Peoples Bank Bylaws Amendment]

FORM OF PEOPLES BANK BYLAWS AMENDMENT

The Amended and Restated Bylaws (the “Bylaws”) of Peoples Security Bank and Trust Company (the “Bank”) shall be amended as follows, at or prior to the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of September 27, 2023, by and between Peoples Financial Services Corp. and FNCB Bancorp, Inc. (the “Merger Agreement”)):

1.	The current Section 10.3 of the Bylaws shall be deleted and replaced in its entirety as follows:

Section 10.3 Board Composition; Chairman Position and Succession

(a) For all purposes of this Section 10.3, unless specified otherwise, capitalized terms shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of September 27, 2023, by and between the Peoples Financial Services Corp. (“PFIS”) and FNCB Bancorp, Inc. (“FNCB”), as the same may be amended from time to time.

(b) The Board of Directors has resolved that, effective as of the Effective Time, (i) Mr. William E. Aubrey, II shall continue to serve as Chairman of the Board of Directors of the Bank, and (ii) Mr. Louis A. DeNaples, Sr., shall become the Vice Chairman of the Board of Directors of the Bank.

(c) In accordance with the provisions of Section 10.2 of the Bylaws, and effective as of the Effective Time, the Board of Directors of the Bank shall be comprised of eighteen (18) directors, of which eight (8) shall be members of the Board of Directors of PFIS as of immediately prior to the Effective Time, designated by PFIS (the “Continuing PFIS Directors”), and eight (8) shall be members of the Board of Directors of FNCB as of immediately prior to the Effective Time, designated by FNCB (the “Continuing FNCB Directors”). In addition, Thomas P. Tulaney, the current President of Peoples Bank, and Gerard A. Champi, the current President and Chief Executive Officer of FNCB Bank, shall each be appointed or reappointed, as the case may be, to serve as a member of the Board of Directors of the Bank. Each director of the Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the articles of incorporation and bylaws of the Bank.

(d) This Section 10.3 shall remain in effect until the date that is three (3) years after the Effective Date (the “Expiration Date”), provided, however, that this Section 10.3 may be amended or waived by the approval of at least eighty percent (80%) of the members of the Bank’s Board of Directors then in office. In the event of any inconsistency between any provision of this Section 10.3 and any other provision of these Bylaws or the Bank’s other constituent documents, the provisions of this Section 10.3 shall control.

(e) From and after the Effective Time through the Expiration Date, no vacancy on the Board of Directors of the Bank created by the cessation of service of a director shall be filled by the applicable Board of Directors and the applicable Board of Directors shall not nominate any individual to fill such vacancy, unless (x) in the case of a vacancy created by the cessation of service of a Continuing PFIS Director, not less than a majority of the Continuing PFIS Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing FNCB Directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (y) in the case of a vacancy created by the cessation of service of a Continuing FNCB Director, not less than a majority of the Continuing FNCB Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Continuing PFIS Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided, that any such appointment or nomination pursuant to clause (x) or (y) shall be made in accordance with applicable Laws and the rules of the Nasdaq Stock Market (or other national securities exchange on which PFIS’s securities are listed). For purposes of this Section 10.3(e), the terms “Continuing PFIS Directors” and “Continuing FNCB Directors” shall mean, respectively, the directors of PFIS and FNCB who were selected to be directors of the Bank by PFIS or FNCB, as the case may be, as of the Effective Time, pursuant to Exhibit E of the Merger Agreement, and any directors of the Bank who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Continuing PFIS Director or a Continuing FNCB Director, as applicable, pursuant to this Section 10.3(e) or the provisions of Exhibit E of the Merger Agreement, as applicable.

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2.	The current Section 10.4 of the Bylaws shall be deleted and replaced in its entirety as follows:

Section 10.4 [Reserved].

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Exhibit E

[Corporate Governance Matters]

EXHIBIT E

CORPORATE GOVERNANCE MATTERS

I.	Name.

(a)       Surviving Corporation. Peoples Financial Services Corp., with its headquarters located in Scranton, Pennsylvania.

(b)       Surviving Bank. Peoples Security Bank and Trust Company, with its headquarters located in Dunmore, Pennsylvania.

II.       Boards of Directors.

(a)       Surviving Corporation.

(i)       Continuing FNCB Directors.

1.	The following persons are the Continuing FNCB Directors to be appointed to the Board of Directors of the Surviving Corporation at the Effective Time:

a.	Louis A. DeNaples, Sr., Vice Chairman

b.	William G. Bracey

c.	Thomas J. Melone, CPA

d.	Joseph Coccia

e.	Joseph L. DeNaples, Esq.

f.	William P. Conaboy, Esq.

g.	Kathleen McCarthy Lambert, CPA

h.	Keith W. Eckel

2.	Subject to compliance with the articles, bylaws, and corporate governance procedures the Surviving Corporation, but notwithstanding any mandatory retirement age provision in any of the foregoing:

a.	Louis A. DeNaples, Sr., and Keith W. Eckel will be each nominated for election to serve one additional three-year term as a member of the Board of Directors at the first annual meeting of shareholders of the Surviving Corporation following the Effective Time; provided, however, that upon the death, resignation or retirement of Louis A. DeNaples, Sr., at any time prior to the end of such additional three-year term, the Board of Directors of the Surviving Corporation shall take all actions necessary to appoint or nominate for election Louis A. DeNaples, Jr., M.D., as a member of the Board of Directors of the Surviving Corporation and appoint him to the vacancy of Vice Chairman.

b.	At or immediately prior to the date of the third annual meeting of shareholders of the Surviving Corporation following the Effective Time, Louis A. DeNaples, Sr., and Keith W. Eckel will each take all actions necessary to effect their resignation as a member of the Board of Directors of the Surviving Corporation and neither shall stand for or accept nomination to so serve at any subsequent meeting of the Board of Directors or annual meeting of shareholders of the Surviving Corporation.

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3.	Subject to compliance with the articles, bylaws, and corporate governance procedures of the Surviving Corporation, Gerard A. Champi will be nominated for election to serve as a member of the Board of Directors at the 2025 annual meeting of shareholders of the Surviving Corporation.

4.	At or immediately prior to the 2025 annual meeting of shareholders, one of the Continuing FNCB Directors will take all actions necessary to effect his or her resignation from the Board of Directors of the Surviving Corporation and shall not stand for or accept nomination to serve as a member thereof at any subsequent meeting of the Board of Directors or annual meeting of shareholders of the Surviving Corporation.

(ii)        Continuing PFIS Directors.

1.	The following persons are the Continuing PFIS Directors to be appointed to the Board of Directors of the Surviving Corporation at the Effective Time:

a.	William E. Aubrey, II, Chairman

b.	Craig W. Best

c.	Sandra L. Bodnyk

d.	Ronald G. Kukuchka

e.	Richard S. Lochen

f.	James B. Nicholas

g.	Elisa Zúñiga Ramirez

h.	Joseph T. Wright, Jr., Esq.

2.	Subject to compliance with the articles, bylaws, and corporate governance procedures of the Surviving Corporation, Sandra L. Bodnyk will be nominated for election to serve one additional three-year term as a member of the Board of Directors at the 2026 annual meeting of shareholders of the Surviving Corporation.

(iii)       Committees of the Board of Directors of the Surviving Corporation.

1.	At the Effective Time, the Board of Directors of the Surviving Corporation shall have, at a minimum, the following committees:

a.	Audit Committee;

b.	Compensation Committee; and

c.	Nominating & Governance Committee.

2.	Subject to compliance with the articles, bylaws, and corporate governance procedures of the Surviving Corporation, the Continuing FNCB Directors will be appointed to the above-listed committees based on an evaluation of their skills and interests and such appointments shall be mutually agreed to by PFIS and FNCB.

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(b)       Surviving Bank:

(i)	At the Effective Time, each of the persons listed above at Sections II(a)(i)1 and II(a)(ii)1 of this Exhibit E will be appointed to serve as members of the Board of Directors of the Surviving Bank.

(ii)	In addition, at the Effective Time, the following persons will also be appointed or reappointed, as the case may be, to serve as members of the Board of Directors of the Surviving Bank:

1.	Thomas P. Tulaney

2.	Gerard A. Champi

III.       Officers.

(a)       Surviving Corporation.

(i)       At the Effective Time, the following individuals shall be appointed to hold the positions at the Surviving Corporation directly opposite their names and in each case reporting, directly or indirectly to the Chief Executive Officer of the Surviving Corporation:

Name	Position at Surviving Corporation
Craig W. Best	Chief Executive Officer
Gerard A. Champi	President
Thomas P. Tulaney	Chief Operating Officer
John R. Anderson, III	Chief Financial Officer
James M. Bone Jr., CPA	Chief Operations Officer

(ii)	At the one-year anniversary of the Effective Time:

1.	Craig W. Best will voluntarily resign as Chief Executive Officer of the Surviving Corporation, but remain a member of the Board of Directors of the Surviving Corporation, subject to compliance with the articles, bylaws, and corporate governance procedures of the Surviving Corporation; and

2.	Gerard A. Champi will be appointed to the position of Chief Executive Officer of the Surviving Corporation.

(b)       Surviving Bank.

(i)       At the Effective Time, the following individuals shall be appointed to hold the positions at the Surviving Bank directly opposite their names and in each case reporting, directly or indirectly, to the Chief Executive Officer of the Surviving Bank:

Name	Position at Surviving Bank
Craig W. Best	Chief Executive Officer
Gerard A. Champi	President
Thomas P. Tulaney	Chief Operating Officer
John R. Anderson, III	Chief Financial Officer
James M. Bone Jr., CPA	Chief Operations Officer

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(ii)       At the one-year anniversary of the Effective Time:

1.	Craig W. Best will voluntarily resign as Chief Executive Officer of the Surviving Bank, but remain a member of the Board of Directors of the Surviving Bank, subject to compliance with the articles, bylaws, and corporate governance procedures the Surviving Bank;

2.	Gerard A. Champi will be appointed to the position of Chief Executive Officer of the Surviving Bank; and

3.	Thomas P. Tulaney will retain his position of Chief Operating Officer of the Surviving Bank and will be appointed to also serve as President of the Surviving Bank.

IV.       Defined Terms.

Capitalized terms not otherwise defined herein shall have the meaning as set forth in the Agreement and Plan of Merger, by and between Peoples Financial Services Corp. (“PFIS”) and FNCB Bancorp, Inc. (“FNCB”), dated September 27, 2023.

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